      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996



                                                       REGISTRATION NO. 333-3536

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 ENTREMED, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          8071                  58-1959440
       (State or other           (Primary standard industrial   (I.R.S. employer
jurisdiction of incorporation)   classification code number)     identification
                                                                    number)

                      9610 MEDICAL CENTER DRIVE, SUITE 200
                           ROCKVILLE, MARYLAND 20850
                                 (301) 217-9858
   (Address and telephone number of Registrant's principal executive offices)

                             JOHN W. HOLADAY, PH.D.
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ENTREMED, INC.
                      9610 MEDICAL CENTER DRIVE, SUITE 200
                           ROCKVILLE, MARYLAND 20850
                                 (301) 217-9858
           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

           JILL COHEN, ESQ.                       ROBERT H. WERBEL, ESQ.
 Bachner, Tally, Polevoy & Misher LLP         Werbel McMillin & Carnelutti,
          380 Madison Avenue                    A Professional Corporation
       New York, New York 10017                      711 Fifth Avenue
            (212) 687-7000                       New York, New York 10022
                                                      (212) 832-8300

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                 AMOUNT TO      PROPOSED MAXIMUM  PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                    BE          OFFERING PRICE      AGGREGATE         AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED (1)    PER SHARE (2)     OFFERING PRICE   REGISTRATION FEE
Shares of Common Stock, $.01 par value......     4,025,000           $16.00         $64,400,000        $22,207(3)



(1) Includes 480,000 shares subject to the Underwriters' over-allotment option.

(2) Estimated solely for purposes of calculating the registration fee.

(3) Previously paid.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 ENTREMED, INC.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

ITEM AND CAPTION                                                                 LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
            Cover Page of Prospectus............................  Outside Front Cover page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Front and Outside Back Cover Pages
       3.  Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors; Financial
                                                                   Statements
       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page; Risk Factors; Underwriting
       6.  Dilution.............................................  Risk Factors; Dilution
       7.  Selling Security Holders.............................  *
       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to be Registered...........  Outside Front Cover Page; Description of Capital
                                                                   Stock
      10.  Interests of Named Experts and Counsel...............  Legal Matters; Experts
      11.  Information With Respect to the Registrant...........  Prospectus Summary; Risk Factors; The Company;
                                                                   Capitalization; Selected Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Certain Transactions; Principal
                                                                   Stockholders; Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  *

- ------------------------
* Not applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 7, 1996

PROSPECTUS

                                3,200,000 SHARES


                              [LOGO]

                                  COMMON STOCK
                                ----------------


    All of the shares of Common Stock, par value $.01 per share ("Common Stock"), offered hereby are being sold by EntreMed, Inc. (the "Company" or "EntreMed"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "ENMD."



    Bristol-Myers Squibb Company, a party to a collaboration with the Company, has agreed to purchase from the Company in a private placement on the closing of this offering $5,000,000 of Common Stock at the initial public offering price (333,333 shares, assuming an initial public offering price of $15.00 per share) (the "BMS Shares").

                            ------------------------

  THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
         SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 6.
                             ---------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION    TO   THE   CONTRARY   IS   A   CRIMINAL   OFFENSE.

                                                                UNDERWRITING
                                                                DISCOUNTS AND     PROCEEDS TO
                                              PRICE TO PUBLIC  COMMISSIONS (1)    COMPANY (2)
Per Share...................................         $                $                $
Total (3)...................................         $                $                $

(1) The Company has agreed to reimburse the Representatives of the Underwriters for certain expenses incurred in connection with the offering and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the  offering payable by the Company  estimated
    at  $       ,  including reimbursement of expenses of the Underwriters of up to $200,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 480,000 additional shares of Common Stock on the same terms and conditions as set forth herein, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions,  and Proceeds to Company  will be $            ,  $         and
    $         , respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares of Common
Stock  will be made on or  about               , 1996  at the offices of Allen &
Company Incorporated, 711 Fifth Avenue, New York, New York 10022.
                            ------------------------

ALLEN & COMPANY
          INCORPORATED
                            DILLON, READ & CO. INC.

                                                          VOLPE, WELTY & COMPANY

                THE DATE OF THIS PROSPECTUS IS            , 1996

                            ANGIOGENESIS AND CANCER


                 [PHOTO]                                 [PHOTO]


                                     TUMOR

                                  ANGIOGENESIS

                                  BLOOD VESSEL

    Angiogenesis is the fundamental process by which new blood vessels are formed. In these illustrations, cancer cells stimulate angiogenesis, which provides the blood supply that nourishes the tumor and supports its growth.
EntreMed believes that antiangiogenic products, which inhibit the abnormal growth of blood vessels, may have significant advantages over traditional therapies for cancer. The Company is currently developing several angiogenesis inhibitors.

    All of the Company's product candidates are in the development stage and require further research, development, testing and regulatory clearances.

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements audited by its independent certified public accountants.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, THE INFORMATION IN THIS PROSPECTUS (I) DOES NOT GIVE EFFECT TO THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) GIVES RETROACTIVE EFFECT TO A TWO-FOR-THREE REVERSE STOCK SPLIT OF THE COMMON STOCK EFFECTED IN APRIL 1996 AND THE AUTOMATIC CONVERSION OF THE 3,000,000 OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK INTO 2,000,000 SHARES OF COMMON STOCK EFFECTIVE ON THE DATE OF THIS PROSPECTUS. SEE "CAPITALIZATION," "DESCRIPTION OF CAPITAL STOCK" AND NOTE 13 OF NOTES TO FINANCIAL STATEMENTS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."


                                  THE COMPANY

    EntreMed is engaged primarily in the research and development of biopharmaceutical products that address the role of blood and blood vessels in the prevention and treatment of a broad range of diseases. The Company's core technologies include (i) an antiangiogenesis program focused on the development of proprietary products intended to inhibit the abnormal growth of new blood vessels associated with cancer and certain causes of blindness and (ii) a blood cell permeation device designed to enhance the ability of red blood cells to deliver oxygen to organs and tissues and which may also be used to deliver drugs, genes or other therapeutic agents that otherwise would not readily diffuse through blood cell membranes.

    Angiogenesis is the fundamental process by which new blood vessels are formed and primarily occurs during the first three months of embryonic development. Except for wound healing and certain reproductive processes in women, angiogenesis is otherwise generally associated with several diseases, including cancer and certain causes of blindness. The Company believes that antiangiogenic products, which inhibit the abnormal growth of blood vessels, may have significant advantages over traditional therapies for these diseases. The Company is currently developing several angiogenesis inhibitors, including thalidomide and its chemical analogs and Angiostatin-TM-, a protein produced by the body. The Company is also applying its expertise in the role of blood function to the development of a blood cell permeation device designed to enhance the oxygen releasing capabilities of red blood cells. Organs and tissues in the body require oxygen to function properly and oxygen deficiency may lead to tissue damage or death.


    In December 1995, the Company and Bristol-Myers Squibb Company ("Bristol-Myers") entered into a collaboration to develop and commercialize certain antiangiogenesis therapeutics. This collaboration provides for Bristol-Myers to fund Company research, provide milestone payments to the Company and pay the Company royalties on net sales of any products developed under the collaboration. In addition, Bristol-Myers made a $6,500,000 equity investment in the Company and agreed to make an additional $5,000,000 equity investment at the closing of this offering. In return, the Company granted Bristol-Myers exclusive worldwide rights to antiangiogenic applications of thalidomide, thalidomide analogs and Angiostatin-TM- protein.


    The Company's product candidates have been developed primarily through sponsored research collaborations and licensing agreements. The principal antiangiogenesis therapeutics currently under development by the Company were licensed from Children's Hospital at Harvard Medical School where the Company sponsors research under the direction of Dr. M. Judah Folkman. The flow electroporation technology used in the cell permeation device was licensed from the Center for Blood Research Laboratories at Harvard Medical School. The Company's sponsored research programs are augmented by its internal capabilities in the fields of the vasculature system, blood vessel growth and blood function.

    To date, the Company and its collaborators have:

    -Initiated Phase II clinical trials to evaluate the antiangiogenic effects of thalidomide in inhibiting the progression of breast cancer, prostate cancer and Kaposi's sarcoma.

    -Initiated Phase II clinical trials to evaluate the antiangiogenic effects of thalidomide in inhibiting the progression of age-related macular degeneration, a major cause of blindness.

    -Isolated,  identified,  sequenced,   cloned  and  recombinantly   expressed
     Angiostatin-TM- protein. In preclinical studies, Angiostatin-TM- protein appeared to inhibit vascularization and growth of primary and metastatic tumors.

    -Constructed a prototype device designed to introduce inositol hexaphosphate
     ("IHP") molecules into red blood cells, which may enhance the delivery of oxygen to organs and tissues in the body.

    The Company's strategy is to accelerate development of its antiangiogenesis and cell permeation technologies as well as other promising technologies which the Company perceives to have clinical and commercial potential. The principal elements of the Company's strategy are (i) to focus its resources on current core technologies, (ii) to broaden its product and technology portfolio through sponsored research collaborations with academic institutions, government organizations and private enterprises, (iii) to augment product development with its in-house research and development capabilities and (iv) to leverage its resources through corporate partnerships in order to minimize the cost to the Company of late-stage clinical trials and to accelerate effective product commercialization. All of the Company's product candidates are in the development stage and require further research, development, testing and regulatory clearances.

    The Company was incorporated in Delaware in September 1991. The Company's executive offices are located at 9610 Medical Center Drive, Suite 200, Rockville, Maryland 20850 and its telephone number is (301) 217-9858.
                                  THE OFFERING


Common Stock offered hereby..................  3,200,000 shares
Common Stock to be outstanding after the
 offering....................................  11,993,912 shares (1)
Use of Proceeds..............................  For research and development, working capital and  general corporate purposes.  See "Use of
                                               Proceeds."
Proposed Nasdaq National Market symbol.......  ENMD
Risk Factors.................................  The Common  Stock offered  hereby involves  a high degree of risk. See "Risk Factors."


- ------------------------

(1) Includes (i) 333,333 shares (assuming an initial public offering price of $15.00 per share) to be sold to Bristol-Myers in a private placement on the closing of this offering at the initial public offering price and (ii) 2,000,000 shares of Common Stock issuable upon the automatic conversion of all outstanding shares of Preferred Stock, $1.00 par value (the "Preferred Stock") on the date of this Prospectus. Excludes (i) 2,381,688 shares of Common Stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $4.92 per share and 444,444 shares of Common Stock issuable upon exercise of warrants issued to Bristol-Myers exercisable at $22.50 per share (assuming an initial public offering price of $15.00 per share) and (ii) an additional 642,969 shares reserved for issuance under the Company's stock option plans. See "Capitalization," "Business -- Collaborations and License Agreements," "Management -- Stock Options" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA


                                                                                                     THREE MONTHS ENDED MARCH
                                SEPTEMBER 18,                                                                  31,
                                1991 (DATE OF                 YEAR ENDED DECEMBER 31,                      (UNAUDITED)
                                INCEPTION) TO    --------------------------------------------------  ------------------------
                              DECEMBER 31, 1991     1992         1993         1994         1995         1995         1996
                              -----------------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues (1):
  Grant revenues............     $        --     $        --  $        --  $    90,185  $   347,001  $        --  $        --
  Collaborative research and
   development..............              --              --           --           --      347,501           --    1,042,500
  License fees..............              --              --           --           --       16,667           --       50,000
                              -----------------  -----------  -----------  -----------  -----------  -----------  -----------
Total revenues..............              --              --           --       90,185      711,169           --    1,092,500
Expenses:
  Research and development..              --         645,752    4,772,652    3,673,929    5,939,512    1,596,677    2,063,270
  General and
   administrative...........          23,873         812,198    1,552,143    1,549,705    2,458,976      455,342      771,411
  Interest expense..........              --              --           --           --       65,754           --        9,547
  Interest income...........              --         (56,383)     (85,939)     (18,993)     (44,854)      (5,559)     (76,321)
                              -----------------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss....................     $   (23,873)    $(1,401,567) $(6,238,856) $(5,114,456) $(7,708,219) $(2,046,460) $(1,675,407)
                              -----------------  -----------  -----------  -----------  -----------  -----------  -----------
                              -----------------  -----------  -----------  -----------  -----------  -----------  -----------
Pro forma net loss per share
 (2)........................                                                            $     (0.83)              $     (0.18)
                                                                                        -----------               -----------
                                                                                        -----------               -----------
Pro forma weighted average
 number of shares
 outstanding (2)............                                                              9,271,943                 9,312,035
                                                                                        -----------               -----------
                                                                                        -----------               -----------



                                                                                          MARCH 31, 1996
                                                                                 --------------------------------
                                                                                     ACTUAL       AS ADJUSTED (3)
                                                                                 ---------------  ---------------
BALANCE SHEET DATA:
Cash and cash equivalents......................................................  $     7,600,058  $    56,000,058
Working capital................................................................        3,727,118       52,127,118
Total assets...................................................................        8,606,849       57,006,849
Deferred revenue, less current portion.........................................        2,566,667        2,566,667
Accumulated deficit............................................................      (22,162,378)     (22,162,378)
Total stockholders' equity.....................................................        2,051,853       50,451,853


- ------------------------
(1) With the exception of license fees and research funding under the Bristol-Myers collaboration and research grants, the Company has not derived any revenues from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Pro forma net loss per share and weighted average shares outstanding for the year ended December 31, 1995 and the three month period ended March 31, 1996 give effect to the automatic conversion of 3,000,000 outstanding shares of Preferred Stock into 2,000,000 shares of Common Stock upon the date of this Prospectus.



(3) Adjusted to give effect to the sale at an assumed initial public offering price of $15.00 of (i) the Common Stock offered hereby and (ii) 333,333 shares of Common Stock by the Company to Bristol-Myers in a private placement at the closing of this offering, and the receipt of the estimated net proceeds therefrom.

                                  RISK FACTORS


    AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.



    HISTORY OF LOSSES; ACCUMULATED DEFICIT AND ANTICIPATED FUTURE LOSSES. To date, the Company has been engaged primarily in research and development activities and, with the exception of license fees and research and development funding under the collaboration with Bristol-Myers (the "Bristol-Myers Collaboration") and research grants, has not derived any revenues from operations. At March 31, 1996, the Company had an accumulated deficit of approximately $22,162,000 and significant losses are expected to continue for the foreseeable future. The Company will be required to conduct substantial research and development and clinical testing activities for all of its proposed products, which activities are expected to result in operating losses for the foreseeable future, particularly due to the extended time period before the Company expects to commercialize any products, if ever. In addition, to the extent the Company relies upon others for development and commercialization activities, the Company's ability to achieve profitability will be dependent upon the success of such third parties. There can be no assurance that the Company will be able to generate revenues from operations or achieve profitability on a sustained basis, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    EARLY STAGE AND UNCERTAINTY OF PRODUCT DEVELOPMENT. The Company's proposed products and research programs are in the early developmental stage and require significant time-consuming and costly research and development, testing and regulatory clearances. Accordingly, the Company does not expect any of its product candidates to be commercially available for several years, if ever. The successful development of any product is subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that any or all of these proposed products or procedures are found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances; that the proposed products or procedures are uneconomical to manufacture or market or do not achieve broad market acceptance; that third parties hold proprietary rights that preclude the Company from marketing them; or that third parties market a superior or equivalent product. The failure of the Company's research and development activities to result in any commercially viable products would materially adversely affect the Company's future prospects.


    UNCERTAINTIES RELATED TO CLINICAL TRIALS. The Company has limited experience in conducting clinical trials and intends to rely primarily on Bristol-Myers or other pharmaceutical companies with which it may collaborate in the future for clinical development and regulatory approval of its product candidates. Before obtaining regulatory approvals for the commercial sale of its products, the Company or its collaborative partners will be required to demonstrate through preclinical studies and clinical trials that the proposed products are safe and effective for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials conducted by the Company or its partners will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals or will result in marketable products. One of the Company's potential products, thalidomide, is believed to have caused severe birth defects in children during the late 1950s and early 1960s. Although the Company believes that the characteristics of thalidomide that may have affected fetal development and caused birth defects by blocking new blood vessel growth may make thalidomide useful in the prevention and treatment of angiogenic disorders, there can be no assurance that clinical trials with the drug will demonstrate its safety and efficacy or that the drug will not be associated with other characteristics that prevent or limit its commercial use.



    In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested, but which can nevertheless affect clinical trial results. Various companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after attaining promising results in earlier trials. Clinical trials for the product candidates being developed by the Company and its collaborators may be delayed by many factors. Any delays in, or termination of, the clinical trials of any of the Company's product candidates, or the failure of any clinical trials to meet applicable regulatory standards, could have a material adverse effect on the Company's business, financial condition and results of operations.


    DEPENDENCE ON BRISTOL-MYERS AND OTHER COLLABORATIVE PARTNERS AND LICENSEES. The Company does not intend to conduct late-stage clinical trials, or manufacture or market any of its product candidates in the foreseeable future. The Company has granted Bristol-Myers the right to conduct development, manufacturing, commercialization and marketing activities relating to certain of the Company's antiangiogenesis technologies. Accordingly, the Company is substantially dependent on Bristol-Myers for the development, funding and commercial success of any of these product candidates. In addition, payments from Bristol-Myers may constitute a substantial portion of the Company's revenues for the next several years. The Bristol-Myers Collaboration may be terminated for any reason by Bristol-Myers on six months' notice, in which event Bristol-Myers would have no further funding obligation to the Company. In the event Bristol-Myers were to terminate its agreement with the Company or otherwise fail to conduct its collaborative activities successfully and in a timely manner, the preclinical and clinical development or commercialization of the licensed antiangiogenesis product candidates would be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations. The success of the Bristol-Myers Collaboration will depend in part upon Bristol-Myers' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by Bristol-Myers and its competitors. In addition, if Bristol-Myers is unsuccessful in commercializing any product candidates, the Company's business, financial condition and results of operations would be materially adversely affected. Bristol-Myers has agreed, as soon as reasonably practicable, to sublicense to a third party ophthalmological applications of thalidomide and its analogs, unless Bristol-Myers reasonably believes that the dosage or method of administration will not be significantly different from oncological indications. Any failure or delay by Bristol-Myers to enter into such a sublicense may substantially limit or preclude the commercial development of these applications.

    The Company intends to enter into additional corporate alliances to develop and commercialize products based upon its cell permeation technology and any other technologies that may be acquired or developed by the Company. The Company expects to grant to its collaborative partners rights to commercialize any products developed under these collaborative agreements, and the Company may rely on its collaborative partners to conduct research and development efforts and clinical trials on, obtain regulatory approvals for, and manufacture and market any products licensed to these partners. The amount and timing of resources devoted to these activities generally will be controlled by each such individual partner. Because the Company generally expects to retain only a royalty interest in sales or a percentage of profits of products licensed to third parties, its revenues may be less than if it retained all commercialization rights and marketed products directly. In addition, there can be no assurance that the corporate partners will not pursue alternative technologies or develop competitive products as a means for developing treatments for the diseases targeted by the Company's programs.

    There can be no assurance that the Company will be successful in establishing any additional collaborative arrangements, that products will be successfully commercialized under any collaborative arrangement or that the Company will derive any revenues from such arrangements. In addition, the Company's strategy involves entering into multiple, concurrent strategic alliances to pursue commercialization of its core technologies. There can be no assurance that the Company will be able to manage simultaneous programs successfully. With respect to existing and potential future strategic alliances and collaborative arrangements, the Company will be dependent upon the expertise and dedication of sufficient resources by these outside parties to develop, manufacture or market products. Should a strategic alliance or collaborative partner fail to develop or commercialize a product to which it has rights, the Company's business, financial condition and results of operations could be materially and adversely affected.


    FUTURE CAPITAL NEEDS AND COMMITMENTS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company has incurred negative cash flows since inception and has expended, and expects to continue to expend, substantial funds to continue its research and development programs. The Company anticipates that its existing resources, together with the net proceeds of this offering and the proceeds from the sale of the BMS Shares and committed funding from Bristol-Myers, will be sufficient to fund the Company's operating expenses and capital requirements for approximately 24 months from the date of this Prospectus, although there can be no assurance that the Company will not require additional funds prior to such time. There can be no assurance that the results of research and development activities, progress of preclinical studies or clinical trials, changes in or terminations of relationships with strategic partners, changes in the focus, direction or costs of the Company's research and development programs, competitive and technological advances, the regulatory approval process or other factors will not result in the expenditure of the Company's resources before such time. The Company will require substantial funds in addition to the proceeds of this offering to conduct research and development activities, preclinical studies and clinical trials, apply for regulatory approvals and commercialize any potential products, to the extent the Company engages directly in such activities.



    The Company is a party to sponsored research agreements requiring it to fund an aggregate of approximately $6,492,000 through 1999 (including $6,000,000 to Children's Hospital at Harvard Medical School ("Children's Hospital")) and has recently agreed to preliminary terms regarding a proposed transaction that, if consummated, would require the Company to fund additional sponsored research and an equity investment in the approximate aggregate amount of $1,850,000 over the next two years. Pursuant to the terms of certain license agreements, the Company is also obligated to exercise diligence in bringing potential products to market and to make certain milestone payments that, in some instances, are substantial. The Company's failure to make any required sponsored research or milestone payment could result in the termination of the relevant sponsored research or license agreement, which could have a material adverse effect on the Company.


    The Company may seek additional funding through collaborative arrangements and public or private financings, including equity financings. There can be no assurance that such collaborative arrangements or that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or forfeit its rights to future technologies; to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself; or to license the rights to such products on terms that are not favorable to the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Collaborations and License Agreements."

    UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS. The Company's research, development, preclinical and clinical trials, manufacturing and marketing of most of its product candidates are subject to an extensive regulatory approval process by the United States Food and Drug Administration (the "FDA") and other regulatory agencies in the United States and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biologic products, including required preclinical and clinical testing, is lengthy, expensive and uncertain. There can be no assurance that, even after such time and expenditures, the Company will be able to obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. The Company or its collaborators may encounter significant delays or excessive costs in their efforts to secure necessary approvals or licenses. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on a product's marketing or withdrawal of the product from the market as well as possible civil or criminal sanctions. See "Business
- -- Government Regulation."


    COMPETITION;  RISK  OF  TECHNOLOGICAL  OBSOLESCENCE.    The  pharmaceutical,
biotechnology and bio-

pharmaceutical industries are intensely competitive and competition from other companies and other research and academic institutions is expected to increase. Many of these companies have substantially greater financial and other resources and research and development capabilities than the Company and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. The Company is aware of other companies engaged in the development of thalidomide for various disease indications, including Celgene Corporation and Andrulis Pharmaceuticals, and a number of other companies and academic institutions are pursuing angiogenesis research and are testing other angiogenesis inhibitors. The Company's blood oxygen enhancement product candidate will also compete for certain applications with numerous other available therapeutics and with blood and blood substitute products in development by others. In addition to competing with universities and other research institutions in the development of products, technologies and processes, the Company may compete with other companies in acquiring rights to products or technologies from universities.


    Moreover, the pharmaceutical, biotechnology and biopharmaceutical industries are rapidly evolving fields in which developments are expected to continue at a rapid pace. There can be no assurance that the Company will develop products that are more effective or achieve greater market acceptance than competitive products, or that the Company's competitors will not succeed in developing products and technologies that are more effective than those being developed by the Company or that would render the Company's products and technologies less competitive or obsolete. See "Business -- Competition."


    DEPENDENCE ON PATENTS AND OTHER PROPRIETARY RIGHTS; UNCERTAINTY OF PATENT POSITION AND PROPRIETARY RIGHTS. The Company's success will depend in part on its ability to obtain patent protection for its products, both in the United States and abroad. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. Although the Company has filed a number of patent applications related to the Company's technologies in the United States, and foreign counterparts of certain of these patent applications have been filed in other countries, no patents have been granted to date. There can be no assurance that any patents will be granted or that patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Furthermore, there can be no assurance that others will not independently develop similar products or, if patents are issued to the Company or its collaborators, will not design around such patents.

    Furthermore, the enactment of the legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of a United States patent will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent application is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from a collaborative partner is based on the existence of a valid patent.

    The Company's potential products may conflict with patents which have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. Any such litigation could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. Failure to obtain needed patents, licenses or proprietary information held by others may have a material adverse effect on the Company's business. In addition, if the Company becomes involved in litigation, it could consume a substantial portion of the Company's time and resources.

    Composition of matter patent protection is not available for thalidomide. The Company is aware of at least two other issued patents covering certain non-antiangiogenic uses of thalidomide. Although the Company believes that the claims in such patents will not interfere with the Company's proposed use of thalidomide, there can be no assurance that the holders of such patents will not be able to exclude the Company from using thalidomide for other non-antiangiogenic uses of thalidomide.

    The Company also relies on trade secret protection for its confidential and proprietary information. However, trade secrets are difficult to protect and there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to unpatented trade secrets. The Company requires its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all trade secrets and inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

    To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the Company's proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. Certain of the Company's consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals generally will not become property of the Company. See "Business -- Patents and Proprietary Rights."

    DEPENDENCE UPON KEY PERSONNEL AND CONSULTANTS. The Company is dependent on certain of its executive officers and scientific personnel, including John W. Holaday, Ph.D., the Company's Chairman, President and Chief Executive Officer, and Carol Nacy, Ph.D., the Company's Executive Vice President. The Company has obtained and is the beneficiary of key person life insurance policies in the face amount of $1,000,000 on each of the lives of Drs. Holaday and Nacy and, in April 1996 effective January 1, 1996, entered into a three-year employment agreement with Dr. Holaday. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of certain of such persons, or an inability to attract, retain and motivate additional highly skilled scientific, technical and management personnel, could materially adversely affect the Company's business and prospects. There can be no assurance that the Company will be able to retain its existing personnel or attract and retain additional qualified employees.


    The Company may also be dependent, in part, upon the continued contributions of the lead investigators of the Company's sponsored research programs. The Company's scientific consultants and collaborators may have commitments to or consulting or advisory agreements with other entities that may affect their ability to contribute to the Company or may be competitive with the Company. Inventions or processes discovered by such persons will not necessarily become the property of the Company, but may remain the property of such persons or of such persons' full-time employers. See "Management."

    RISK OF PRODUCT LIABILITY; AVAILABILITY OF INSURANCE. The use of the Company's potential products in clinical trials and the marketing of any pharmaceutical products may expose the Company to product liability claims. The Company has obtained a level of liability insurance coverage that it deems appropriate for its current stage of development. However, there can be no assurance that the Company's present insurance coverage is adequate. Such existing coverage will not be adequate as the Company further develops products, and no assurance can be given that in the future adequate insurance coverage or indemnification by collaborative partners will be available in sufficient amounts or at a reasonable cost. A successful product liability claim could have a material adverse effect on the business and financial condition of the Company.

    UNCERTAINTY RELATED TO HEALTH CARE REIMBURSEMENT AND REFORM MEASURES. The Company's success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. There can be no assurance that similar federal or state health care legislation will not be adopted in the future or that any products sought to be commercialized by the Company or its collaborators will be considered cost-effective or that adequate third-party insurance coverage will be available for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in product development. Moreover, the existence or threat of cost control measures could have an adverse effect on the willingness or ability of Bristol-Myers or other potential collaborators to pursue research and development programs related to the Company's product candidates.

    HAZARDOUS MATERIALS. The Company's research and development involves the controlled use of hazardous, controlled and radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated.

In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on of the Company. See "Business -- Government Regulation."

    NO MANUFACTURING OR MARKETING CAPACITY. The Company does not generally expect to engage directly in manufacturing or marketing of products in the near term, but may elect to do so in certain cases. The Company does not currently have the capacity to manufacture or market products or any experience in such activities. If the Company elects to perform these functions, the Company will be required to either develop these capacities, or contract with others to perform some or all of these tasks. The Company may be dependent to a significant extent on corporate partners, licensees or other entities for manufacturing and marketing of products. If the Company engages directly in manufacturing or marketing, the Company will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such a facility. There can be no assurance that the Company will be able to develop or contract for these capacities when required in connection with the Company's business. See "Business -- Manufacturing and Marketing."

    ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Common Stock, and there is no assurance that an active market will develop or be sustained after this offering. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. See "Underwriting" for factors to be considered in determining such offering price. The market price of the shares of Common Stock, like that of the common stock of many other early-stage biopharmaceutical companies, is likely to be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company or its competitors, other evidence of the safety or efficacy of product candidates of the Company or its competitors, announcements of technological innovations or new commercial therapeutic products by the Company or its competitors, governmental regulation, changes in reimbursement policies, healthcare legislation, developments in patent or other proprietary rights, developments in the Company's relationships with future collaborative partners, if any, public concern as to the safety and efficacy of drugs developed by the Company, fluctuations in the Company's operating results, and general market conditions may have a significant impact on the market price of the Common Stock.


    FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS. Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), through the exercise of outstanding registration rights or through the sale of shares of Common Stock issuable upon exercise of options, warrants or otherwise, could have an adverse effect on the price of the Company's Common Stock. In addition to the 3,200,000 shares of Common Stock offered hereby, approximately 3,424,290 shares of Common Stock will be eligible for immediate resale in the public market and, subject to compliance with Rule 144 under the Securities Act, approximately 2,925,714 shares of Common Stock will be eligible for sale in the public market beginning 90 days from the date of this Prospectus. An additional 855,930 shares of Common Stock issuable upon the exercise of vested options and warrants will also become eligible for sale in the public market pursuant to Rule 701 and Rule 144 under the Securities Act beginning 90 days from the date of this Prospectus. The Securities and Exchange Commission has recently proposed an amendment to the holding period requirements of Rule 144 to permit resales of restricted securities after a one-year holding period rather than a two-year holding period, and to permit unrestricted resales by non-affiliates after a two-year holding period rather than a three-year holding period. At the request of the Underwriters, the Company and the holders of approximately 96.5% of the outstanding shares of Common Stock, including each stockholder holding in excess of 1% of the outstanding shares and each executive officer and director of the Company, have agreed not to sell or transfer any of their shares for a period of 180 days from the date of this Prospectus without the prior written consent of Allen & Company

Incorporated, on behalf of the Underwriters. Additionally, beginning one year from the date of this Prospectus, Bristol-Myers is entitled to certain registration rights with respect to 874,999 shares of Common Stock and warrants to purchase 444,444 shares of Common Stock (which amounts include 333,333 shares to be purchased upon the closing of this offering and assume an initial public offering price of $15.00 per share) and, beginning 13 months from the date of this Prospectus, holders of 1,157,344 shares of Common Stock and 211,315 warrants to purchase Common Stock will have registration rights with respect to shares owned by them. In addition, the Company intends to file a Form S-8 to register an aggregate of 1,750,000 shares subject to outstanding options or reserved for issuance pursuant to the Company's stock option plans. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."



    DILUTION. Investors purchasing shares of Common Stock in this offering will incur immediate and substantial net tangible book value dilution of approximately $10.80 per share, or 72%, assuming an initial public offering price of $15.00 per share. This dilution will be increased to the extent that holders of outstanding options and warrants to purchase Common Stock at prices below the initial public offering price exercise such securities. See "Dilution."



    CONTROL OF COMPANY; POTENTIAL ANTI-TAKEOVER PROVISIONS. Upon the completion of this offering and the sale of the BMS Shares by the Company, the officers and directors of the Company will own or control approximately 26% of the outstanding shares of Common Stock of the Company (25% if the Underwriters' over-allotment option is exercised in full). As a result, such individuals will generally be able to influence significantly the outcome of corporate transactions or other matters submitted for stockholder approval. Such influence by principal stockholders could preclude any unsolicited acquisition of the Company and consequently adversely affect the market price of the Common Stock. In addition, the Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, additional shares of preferred stock with such terms and conditions as the Board of Directors may determine in its sole discretion. The Company is also subject to a Delaware statute regulating business combinations. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. See "Management," "Principal Stockholders" and "Description of Capital Stock."


    OUTSTANDING OPTIONS AND WARRANTS. The Company has outstanding options and warrants to purchase an aggregate of 2,381,688 shares of Common Stock at a weighted average exercise price of $4.92 per share and warrants issued to Bristol-Myers to purchase an additional 444,444 shares of Common Stock exercisable at $22.50 per share (assuming an initial public offering price of $15.00 per share). Holders of such options and warrants are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the options and warrants. In addition, the exercise of such options and warrants will result in dilution to the interests of the stockholders of the Company to the extent that the exercise price is less than the fair market value of the Common Stock. See "Management -- Stock Options" and "Description of Capital Stock."


    ABSENCE OF DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for the development of its business.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 3,200,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discounts and expenses payable by the Company, are estimated to be approximately $43,400,000 ($50,060,000 if the Underwriters' over-allotment option is exercised in full). In addition, the net proceeds to the Company from the sale of the BMS Shares by the Company will be $5,000,000.



    The Company currently intends to use approximately $34,000,000 of the net proceeds of this offering and the sale of the BMS Shares for research and development activities, of which approximately $16,000,000 is expected to be allocated to its antiangiogenesis program, including funding sponsored and internal early-stage research, approximately $11,000,000 is expected to be allocated to its cell permeation technology, including the evaluation of the technology for a variety of disease indications and therapeutic agents, and approximately $7,000,000 is expected to be allocated to other research and development programs, of which approximately $2,000,000 is expected to be allocated to sponsored research on cellular immunity (in connection with a proposed acquisition) and approximately $5,000,000 is expected to be allocated to sponsored research or acquisitions of new technologies, businesses or product candidates. Although the Company in the ordinary course of its business investigates, evaluates and discusses with others such potential acquisitions, except as described herein, the Company has no agreements or arrangements with respect to such acquisitions. The remainder of the net proceeds of this offering and the sale of the BMS Shares is expected to be used for working capital and general corporate purposes, a portion of which may be used to establish a new facility. However, the Company has not yet identified any potential new facility for lease or site for building, and expects to seek debt financing to fund a portion of such cost if it determines to build a facility.



    The amounts, timing and allocation of such expenditures may vary significantly depending upon numerous factors, including the progress of the Company's research and development programs (which may vary as product candidates are added or abandoned), preclinical testing and clinical trials, achievement of regulatory milestones, the Company's corporate partners fulfilling their obligations to the Company, the timing and cost of seeking regulatory approvals, the level of resources that the Company devotes to the development of manufacturing, marketing and sales capabilities, if any, technological advances, the status of competitors, the ability of the Company to maintain existing and establish new collaborative arrangements with other companies to provide funding to the Company to support these activities and other factors.



    Pending such uses, the net proceeds from this offering and the sale of the BMS Shares will be temporarily invested by the Company in short-term, interest bearing, investment grade securities.


                                DIVIDEND POLICY

    The Company has never paid cash dividends on its capital stock and does not intend to pay cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for the development of its business.

                                 CAPITALIZATION


    The following table sets forth as of March 31, 1996 (a) the actual capitalization of the Company (after giving retroactive effect to a two-for-three reverse stock split of the Common Stock effected in April 1996);
(b) the pro forma capitalization of the Company after giving effect to the automatic conversion of 3,000,000 outstanding shares of Preferred Stock into 2,000,000 shares of Common Stock on the date of this Prospectus; and (c) the capitalization as adjusted to reflect the sale by the Company of the 3,200,000 shares of Common Stock offered hereby and the sale of the BMS Shares at an assumed initial public offering price of $15.00 per share and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                    ACTUAL          PRO FORMA       AS ADJUSTED
                                                                ---------------  ---------------  ---------------
Stockholders' Equity (1):
  Preferred Stock, $1.00 par value; 8,000,000 shares
   authorized; 3,000,000 shares issued and outstanding actual, no shares issued and outstanding pro forma and as
   adjusted...................................................        3,000,000               --               --
  Common Stock, $.01 par value; 27,000,000 shares authorized;
   6,460,579 shares issued and outstanding actual; 8,460,579
   shares issued and outstanding pro forma; and 11,993,912
   shares issued and outstanding as adjusted..................           64,606           84,606          119,939
  Additional paid-in capital..................................       21,149,625       24,129,625       72,494,292
  Accumulated deficit.........................................      (22,162,378)     (22,162,378)     (22,162,378)
                                                                ---------------  ---------------  ---------------
    Total stockholders' equity................................        2,051,853        2,051,853       50,451,853
                                                                ---------------  ---------------  ---------------
Total capitalization..........................................  $     2,051,853  $     2,051,853  $    50,451,853
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------


- ------------------------


(1) Does not include (i) 2,381,688 shares of Common Stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $4.92 per share and 444,444 shares of Common Stock issuable upon exercise of warrants issued to Bristol-Myers exercisable at $22.50 per share (assuming an initial public offering price of $15.00 per share) and (ii) an additional 642,969 shares reserved for issuance under the Company's stock option plans. See "Management -- Stock Options" and "Description of Capital Stock."

                                    DILUTION


    The pro forma net tangible book value of the Company at March 31, 1996, after giving effect to the conversion of the Preferred Stock on the date of this Prospectus, was $2,005,755, or approximately $0.24 per share. Net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 3,200,000 shares of Common Stock in this offering and the sale of the BMS Shares at an assumed initial public offering price of $15.00 per share and receipt of the estimated net proceeds therefrom, the pro forma net tangible book value at March 31, 1996 would have been $50,405,755 or $4.20 per share. This represents an immediate increase in such net tangible book value of $3.96 per share to existing stockholders and an immediate dilution in net tangible book value of $10.80 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share.....................             $   15.00
  Pro forma net tangible book value per share at December 31,
   1995.............................................................  $    0.24
  Increase per share attributable to new investors..................       3.96
                                                                      ---------
Pro forma net tangible book value per share after this offering and
 the sale of the BMS Shares.........................................                  4.20
                                                                                 ---------
Dilution per share to new investors.................................             $   10.80
                                                                                 ---------
                                                                                 ---------



    If the Underwriters' over-allotment option were exercised in full, the adjusted pro forma net tangible book value after the offering would be $57,105,755, resulting in immediate dilution to new investors of $10.42 per share.


    The following table summarizes on a pro forma basis at March 31, 1996 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders since inception and by new investors in this offering (assuming an initial public offering price of $15.00 per share and before deducting the estimated underwriting discounts and offering expenses):


                                                                                TOTAL
                                              SHARES PURCHASED              CONSIDERATION           AVERAGE
                                         --------------------------  ---------------------------   PRICE PER
                                            NUMBER        PERCENT        AMOUNT        PERCENT       SHARE
                                         -------------  -----------  --------------  -----------  -----------
Existing Stockholders..................      8,460,579       70.5%   $   23,592,231       30.8%    $    2.79
New Investors (1)......................      3,533,333       29.5        53,000,000       69.2     $   15.00
                                         -------------      -----    --------------      -----
    Total..............................     11,993,912      100.0%   $   76,592,231      100.0%
                                         -------------      -----    --------------      -----
                                         -------------      -----    --------------      -----


- ------------------------


(1) Includes the BMS Shares, which are being purchased from the Company upon the closing of this offering at the initial public offering price pursuant to a private placement. Bristol-Myers also is an existing stockholder of the Company. See "Principal Stockholders."


    The foregoing tables do not give effect to any exercise of (i) 2,381,666 shares of Common Stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $4.92 per share and (ii) 444,444 shares of Common Stock issuable upon exercise of outstanding warrants issued to Bristol-Myers of Common Stock exercisable at $22.50 per share (assuming an initial public offering price of $15.00 per share). To the extent that such options and warrants are exercised, there will be additional dilution to new investors. See "Management -- Stock Options."

                            SELECTED FINANCIAL DATA


    The following selected financial data as of December 31, 1991, 1992, 1993, 1994 and 1995 and for the period from September 18, 1991 (date of inception) to December 31, 1991 and the years ended December 31, 1992, 1993, 1994 and 1995 are derived from the financial statements of EntreMed, Inc., which have been audited by Ernst & Young LLP, independent auditors. The data should be read in conjunction with the financial statements, related notes and other financial information included herein. The selected financial data as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are derived from the unaudited financial statements of the Company which are also included herein. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The operating results for the three months ended March 31, 1996 are not necessarily indicative of results that may be expected for the entire fiscal year.


                                                                                                                         THREE
                                                                                                                        MONTHS
                                                                                                                      ENDED MARCH
                                                 SEPTEMBER 18,                                                            31,
                                                 1991 (DATE OF                 YEAR ENDED DECEMBER 31,                (UNAUDITED)
                                                 INCEPTION) TO    --------------------------------------------------  -----------
                                               DECEMBER 31, 1991     1992         1993         1994         1995         1995
                                               -----------------  -----------  -----------  -----------  -----------  -----------
Statement of Operations Data:
Revenues (1):
  Grant revenues.............................     $        --     $        --  $        --  $    90,185  $   347,001  $        --
  Collaborative research and development.....              --              --           --           --      347,501           --
  License fees...............................              --              --           --           --       16,667           --
                                               -----------------  -----------  -----------  -----------  -----------  -----------
    Total revenues...........................              --              --           --       90,185      711,169           --

Expenses:
  Research and development...................              --         645,752    4,772,652    3,673,929    5,939,512    1,596,677
  General and administrative.................          23,873         812,198    1,552,143    1,549,705    2,458,976      455,342
  Interest expense...........................              --              --           --           --       65,754           --
  Interest income............................              --         (56,383)     (85,939)     (18,993)     (44,854)      (5,559)
                                               -----------------  -----------  -----------  -----------  -----------  -----------
Net loss.....................................     $   (23,873)    $(1,401,567) $(6,238,856) $(5,114,456) $(7,708,219) $(2,046,460)
                                               -----------------  -----------  -----------  -----------  -----------  -----------
                                               -----------------  -----------  -----------  -----------  -----------  -----------
Pro forma net loss per share (2).............                                                            $     (0.83)
                                                                                                         -----------
                                                                                                         -----------
Pro forma weighted average number of shares
 outstanding (2).............................                                                              9,271,943
                                                                                                         -----------
                                                                                                         -----------


                                                  1996
                                               -----------
Statement of Operations Data:
Revenues (1):
  Grant revenues.............................  $        --
  Collaborative research and development.....    1,042,500
  License fees...............................       50,000
                                               -----------
    Total revenues...........................    1,092,500
Expenses:
  Research and development...................    2,063,270
  General and administrative.................      771,411
  Interest expense...........................        9,547
  Interest income............................      (76,321)
                                               -----------
Net loss.....................................  $(1,675,407)
                                               -----------
                                               -----------
Pro forma net loss per share (2).............  $     (0.18)
                                               -----------
                                               -----------
Pro forma weighted average number of shares
 outstanding (2).............................    9,312,035
                                               -----------
                                               -----------


                                                                                 DECEMBER 31,
                                                        ---------------------------------------------------------------
                                                          1991        1992         1993          1994          1995
                                                        ---------  -----------  -----------  ------------  ------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $   2,342  $ 1,399,072  $ 2,188,665  $    218,619  $  6,885,099
Working capital (deficit).............................    (18,671)   1,356,666    2,112,738      (332,427)    5,689,810
Total assets..........................................     23,640    1,586,691    3,258,995       843,742    10,146,383
Deferred revenue, less current portion................         --           --           --            --     2,741,666
Long-term debt........................................         --           --           --            --       104,152
Accumulated deficit...................................    (23,873)  (1,401,567)  (7,280,210)  (12,778,752)  (20,486,971)
Total stockholders' equity (deficit)..................     (2,627)   1,524,235    3,183,068       292,696     3,601,260


                                                        MARCH 31, 1996
                                                        --------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................   $  7,600,058
Working capital (deficit).............................      3,727,118
Total assets..........................................      8,606,849
Deferred revenue, less current portion................      2,566,667
Long-term debt........................................             --
Accumulated deficit...................................    (22,162,378)
Total stockholders' equity (deficit)..................      2,051,853


- ------------------------
(1) With the exception of license fees and research funding under the Bristol-Myers Collaboration and research grants, the Company has not derived any revenues from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Pro forma net loss per share and weighted average shares outstanding for the year ended December 31, 1995 and the three month period ended March 31, 1996 give effect to the automatic conversion of 3,000,000 outstanding shares of Preferred Stock into 2,000,000 shares of Common Stock on the date of this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Since its inception in September 1991, the Company has devoted substantially all of its efforts and resources to sponsoring and conducting research and development on its own behalf and through collaborations with corporate partners and academic research and clinical institutions, and establishing its facilities and hiring personnel. Prior to 1994, the primary focus of the Company's research and development efforts and expenditures was the development of vaccines. The Company has substantially reduced its vaccine related development activity, reflecting in part its desire to prioritize its limited financial resources and the perceived greater proprietary and commercial potential of its antiangiogenesis and blood cell permeation technology programs.


    With the exception of license fees and research and development funding from Bristol-Myers and certain research grants, the Company has not generated any revenue from operations. For the period from inception to March 31, 1996, the Company incurred a cumulative net loss of approximately $22,162,000 and expects to incur additional operating losses for the foreseeable future. In December 1995, the Company entered into the Bristol-Myers Collaboration and, through March 31, 1996, had received $5,700,000 in license and research and development fees and expense reimbursements and a $6,500,000 equity investment pursuant to this alliance. The Company expects that its revenue sources for at least the next several years will be limited to research grants and future collaboration payments from Bristol-Myers and from other collaborators under arrangements that may be entered into in the future. The timing and amounts of such revenues, if any, will likely fluctuate sharply and depend upon the achievement of specified milestones, and results of operations for any period may be unrelated to the results of operations for any other period. See "Business -- Collaborations and License Agreements."


RESULTS OF OPERATIONS


    THREE MONTHS ENDED MARCH 31, 1995 AND 1996



    Revenues under collaborative research and development agreements were $1,092,500 for the three months ended March 31, 1996 as compared to no revenues for the three months ended March 31, 1995. The collaborative research and development fees relate to the amortization over five years of a one-time payment of $2,500,000 and the amortization over six months of semi-annual payments of $1,835,000 under the Bristol-Myers Collaboration. The license fees represent the amortization over five years of a one-time $1,000,000 license fee under the Bristol-Myers Collaboration, a portion of which was paid to Children's Hospital. Three month's amortization of these amounts is included in the three month period ended March 31, 1996, as the Bristol-Myers Collaboration was entered into in December 1995.



    Research and development expenses increased by 29% from approximately $1,597,000 in the three months ended March 31, 1995 to approximately $2,063,000 in the three months ended March 31, 1996. Research and development expenditures related to sponsored research payments increased by 53% from $1,052,000 for the three months ended March 31, 1995 to $1,605,000 in the corresponding period in 1996, reflecting increased efforts in the Company's sponsored research and product development programs related to its angiogenesis and cell permeation technologies.



    General and administrative expenses increased by 69% in the three months ended March 31, 1996 to approximately $771,000 from approximately $455,000 in the three months ended March 31, 1995, reflecting the Company's expanded operations and a one-time charge of $233,000 related to the future payments under a termination agreement with Steve Gorlin, a founder and former director of the Company. Mr. Gorlin ceased providing services to the Company during the three months ended March 31, 1996. See "Certain Transactions." Interest expense increased from zero in the three months ended March 31, 1995 to $10,000 in the three months ended March 31, 1996 as a result of the completion, subsequent to March 31, 1995, of a sale-leaseback agreement. Interest income increased to $76,000 in the three months ended March 31, 1996 from $6,000 in the corresponding period in 1995, as a result of the additional capital available to invest following the execution of the Bristol-Myers Collaboration.


    YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


    Revenues under collaborative research and development agreements were approximately $348,000 and license fees were approximately $17,000 in the year ended December 31, 1995. The collaborative research and development fees relate to the amortization over five years of a one-time payment of $2,500,000 and the amortization over six months of a semi-annual payments of $1,835,000 under the Bristol-Myers Collaboration. The license fees represent the amortization over five years of a one-time $1,000,000 license fee under the Bristol-Myers Collaboration, a portion of which was paid to Children's Hospital. Approximately one month's amortization of these amounts is included in 1995 as the Bristol-Myers Collaboration was entered into in December 1995. The Company had no collaboration revenues in 1993 or 1994. In addition, revenues during 1994 and 1995 included grant revenues from World Health Organization and SBIR grants of $90,000 and $347,000, respectively.


    Research and development expenses decreased by 23% from approximately $4,773,000 in 1993 to $3,674,000 in 1994, reflecting the reduction in expenses relating to the Company's decreased emphasis on vaccine development, and increased by 62% to approximately $5,940,000 in 1995, due primarily to increased efforts in the Company's internal and sponsored research and product development programs related to its antiangiogenesis and blood cell permeation technologies. Research and development expenditures included sponsored research payments of approximately $3,054,000, $1,369,000 and $2,570,000 and internal research and development expenses of approximately $1,719,000, $2,305,000 and $3,370,000 in 1993, 1994 and 1995, respectively.

    General and administrative expenses remained relatively constant in 1993 and 1994 and increased by 59% in 1995 to $2,459,000 from $1,550,000 in 1994 as a result of increases in the number of Company personnel. Interest income decreased from $86,000 in 1993 to $19,000 in 1994 and increased to $45,000 in 1995, reflecting the lower average cash balance during 1994, which increased during 1995. During 1995, the Company had interest expense of approximately $66,000 as a result of capital lease obligations.

LIQUIDITY AND CAPITAL RESOURCES


    From inception through March 31, 1996, the Company financed its operations from (i) the net proceeds of private placements of equity securities which raised approximately $17,000,000, (ii) payments from Bristol-Myers, including $9,700,000 received in December 1995 (of which $6,500,000 was an equity investment) and $2,500,000 received in March 1996, (iii) various grants from the World Health Organization and Small Business Innovation Research ("SBIR") grants totalling approximately $437,000 and (iv) proceeds of approximately $654,000 under capital leases.


    Bristol-Myers is obligated to make additional semi-annual payments to the Company of $1,835,000 in each of June and December through June 2000 and $365,000 in December 1996 as well as additional payments in the event certain mostly late-stage regulatory milestones are achieved. Bristol-Myers may terminate the collaboration agreement and return the licensed technology to the Company at any time upon six months' notice, in which event it would have no further funding obligation to the Company. See "Business -- Collaborations and License Agreements."


    At March 31, 1996, the Company had working capital of approximately $3,727,000. The Company's cash resources have been used to finance research and development, including sponsored research, capital expenditures, including leasehold improvements to the Company's laboratory facility, and general and administrative expenses. Over the next several years, the Company expects to incur substantial additional research and development costs, including costs related to early-stage research in areas not reimbursed by Bristol-Myers, preclinical and clinical trials, increased administrative expenses to support its research and development operations and increased capital expenditures for pilot manufacturing capacity, various equipment needs and facility improvements.


    At March 31, 1996, the Company was a party to sponsored research agreements requiring it to fund an aggregate of approximately $6,492,000 through 1999 (including $6,000,000 to Children's Hospital) and license agreements requiring milestone payments of up to $2,360,000 and additional payments upon attainment of regulatory milestones. In addition, the Company has recently agreed to preliminary terms regarding a proposed transaction that, if consummated, would require the Company to fund additional sponsored research and an equity investment in the approximate aggregate amount of $1,850,000 over the next two years. The Company is also a party to an office lease expiring in 2003 with total future minimum lease payments of $1,620,300. See Note 4 of Notes to Financial Statements. See "Business -- Collaborations and License Agreements."



    At December 31, 1995, the Company had available net operating loss carryforwards of $17,100,000 to offset any future taxable income for federal tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carryforwards begin to expire in the year 2006. However, the Tax Reform Act of 1986 limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax assets to zero due to uncertainties with respect to the Company's ability to generate taxable income in the future sufficient to realize the benefit of deferred income tax assets. See Note 8 of Notes to Financial Statements.



    The Company believes that the net proceeds from this offering and from the sale of the BMS Shares by the Company, together with its existing resources and committed funding from Bristol-Myers, will be sufficient to meet its capital needs for approximately 24 months, although there can be no assurance the Company will not require additional funds prior to such date. However, the Company's working capital requirements will depend upon numerous factors, including the progress of the Company's research and development programs (which may vary as product candidates are added or abandoned), preclinical testing and clinical trials, achievement of regulatory milestones, the Company's corporate partners fulfilling their obligations to the Company, the timing and cost of seeking regulatory approvals, the level of resources that the Company devotes to the development of manufacturing, marketing and sales capabilities, if any, technological advances, the status of competitors, the ability of the Company to maintain existing and establish new collaborative arrangements with other companies to provide funding to the Company to support these activities and other factors. In any event, the Company will require substantial funds in addition to the proceeds of this offering to develop any of its product candidates and otherwise to meet its business objectives. The Company has no commitments to obtain any additional funds and there can be no assurance such funds will be available on acceptable terms, or at all.

                                    BUSINESS

GENERAL

    EntreMed is engaged primarily in the research and development of biopharmaceutical products that address the role of blood and blood vessels in the prevention and treatment of a broad range of diseases. The Company's core technologies include (i) an antiangiogenesis program focused on the development of proprietary products intended to inhibit the abnormal growth of new blood vessels associated with cancer and certain causes of blindness and (ii) a blood cell permeation device designed to enhance the ability of red blood cells to deliver oxygen to organs and tissues and which may also be used to deliver drugs, genes or other therapeutic agents that otherwise would not readily diffuse through blood cell membranes.

    Angiogenesis is the fundamental process by which new blood vessels are formed and primarily occurs during the first three months of embryonic development. Except for wound healing and certain reproductive processes in women, angiogenesis is otherwise generally associated with several diseases, including cancer and certain causes of blindness. The Company believes that antiangiogenic products, which inhibit the abnormal growth of blood vessels, may have significant advantages over traditional therapies for these diseases. The Company is currently developing several angiogenesis inhibitors, including thalidomide and its chemical analogs and Angiostatin-TM-, a protein produced by the body. The Company is also applying its expertise in the role of blood function to the development of a blood cell permeation device designed to enhance the oxygen releasing capabilities of red blood cells. Organs and tissues in the body require oxygen to function properly and oxygen deficiency may lead to tissue damage or death.


    In December 1995, the Company and Bristol-Myers Squibb Company ("Bristol-Myers") entered into a collaboration (the "Bristol-Myers Collaboration") to develop and commercialize certain antiangiogenesis therapeutics. This collaboration provides for Bristol-Myers to fund Company research, provide milestone payments to the Company and pay the Company royalties on net sales of any products developed under the collaboration. In addition, Bristol-Myers made a $6,500,000 equity investment in the Company and agreed to make an additional $5,000,000 equity investment upon the closing of this offering. In return, the Company granted Bristol-Myers exclusive worldwide rights to antiangiogenic applications of thalidomide, thalidomide analogs and Angiostatin-TM- protein.


    The Company's product candidates have been developed primarily through sponsored research collaborations and licensing agreements. The principal antiangiogenesis therapeutics currently under development by the Company were licensed from Children's Hospital at Harvard Medical School ("Children's Hospital") where the Company sponsors research under the direction of Dr. M. Judah Folkman. The flow electroporation technology used in the cell permeation device was licensed from the Center for Blood Research Laboratories at Harvard Medical School ("CBRL"). The Company's sponsored research programs are augmented by its internal capabilities in the fields of the vasculature system, blood vessel growth and blood function.

    To date, the Company and its collaborators have:

    -Initiated Phase II clinical trials to evaluate the antiangiogenic effects of thalidomide in inhibiting the progression of breast cancer, prostate cancer and Kaposi's sarcoma.

    -Initiated Phase II clinical trials to evaluate the antiangiogenic effects of thalidomide in inhibiting the progression of age-related macular degeneration, a major cause of blindness.

    -Isolated,  identified,  sequenced,   cloned  and  recombinantly   expressed
     Angiostatin-TM- protein. In preclinical studies, Angiostatin-TM- protein appeared to inhibit vascularization and growth of primary and metastatic tumors.

    -Constructed a prototype device designed to introduce inositol hexaphosphate
     ("IHP") molecules into red blood cells, which may enhance the delivery of oxygen to organs and tissues in the body.

CORPORATE STRATEGY

    The Company's strategy is to accelerate development of its antiangiogenesis and cell permeation technologies as well as other promising technologies which the Company perceives to have clinical and commercial potential. The principal elements of the Company's strategy are (i) to focus its resources on current core technologies, (ii) to broaden its product and technology portfolio through sponsored research collaborations with academic institutions, government organizations and private enterprises, (iii) to augment product development with its in-house research and development capabilities and (iv) to leverage its resources through corporate partnerships in order to minimize the cost to the Company of late-stage clinical trials and to accelerate effective product commercialization.

ANGIOGENESIS

    OVERVIEW

    Within the human body, a network of arteries, capillaries and veins, known as the vasculature, functions to transport blood throughout the body. The basic network of the vasculature is developed through angiogenesis, a fundamental process by which new blood vessels are formed. The primary angiogenic period in humans takes place during the first three months of embryonic development. During this period, cytokines and growth factors, which are normally suppressed, are activated to stimulate the growth of new blood vessels. Once the general network of the blood vessels is complete, these angiogenic stimulators are inhibited and blood vessels grow longer and larger in diameter until adulthood through a different process termed vasculogenesis. Although angiogenesis occurs in embryonic development, wound healing and in certain reproductive processes in women, angiogenesis is otherwise generally associated with several diseases, including cancer and diabetic retinopathy and macular degeneration, both of which are major causes of blindness.

    ANGIOGENESIS AND CANCER

    The term cancer includes many different types of uncontrolled cellular growth. Clusters of cancer cells, referred to as tumors, may destroy surrounding organs, impair physiological function and often lead to death. In order to survive, cancer cells require oxygen and nutrients which they receive from the body's blood supply. In order to access this blood supply, cancer cells initiate a biochemical mechanism that stimulates angiogenesis, which provides the blood supply that nourishes the tumor. As cancer cells grow and metastasize (spread from primary sites to secondary sites) they require continuous angiogenesis. Antiangiogenic substances are intended to inhibit the growth of blood vessels and may be effective in treating certain cancers, with fewer adverse side effects than traditional therapies. Cancer is the second leading cause of death in the United States and it is estimated that approximately 1,360,000 new cases of cancer will be diagnosed in 1996.

    Existing cancer treatments include surgery, radiation therapy and chemotherapy. Surgery requires invasive procedures to remove cancerous cells. Often, cancer tumors located in sites that are difficult to access or tumors that have metastasized to vital organs cannot be treated surgically. Radiation therapy produces ionized molecules within the body that attack cancer cells but which may also damage healthy cells. Chemotherapy involves the administration of toxic substances designed to kill cancer cells and usually produces severe side effects. In addition, resistance to chemotherapy occurs over time. The Company believes that its antiangiogenesis technologies may have significant advantages over traditional cancer therapies, including reduced toxicity, and may be administered in conjunction with such other therapies.

    ANGIOGENESIS AND BLINDNESS

    Angiogenesis within the eye, a condition often associated with diabetes and age-related macular degeneration, is a major cause of blindness. Macular degeneration, which is age-related, and diabetic retinopathy, a secondary effect of diabetes, both involve the formation of new blood vessels in front of or behind the retina. The blood vessels that grow in front of the retina occlude vision and the blood vessels that grow behind the retina often hemorrhage or cause the detachment of the retina, in each case resulting in blindness. It is estimated that approximately 8,000,000 people experience diabetic retinopathy, and that 25,000 new cases of blindness develop each year. It is estimated that approximately 13,000,000 people suffer from macular degeneration, and that 1,700,000 develop vision impairment, of which 100,000 new cases of blindness develop each year. Current treatments for diabetic retinopathy and, to a more limited extent, macular degeneration involve laser-based photocoagulation treatments, which often cause unintended damage to the retina and surrounding cells.

    ANGIOGENESIS AND OTHER DISEASE INDICATIONS

    A variety of other disease indications may be associated with angiogenesis, including rheumatoid arthritis, cardiovascular disease (atherosclerosis), psoriasis and Crohn's disease. The Company believes that its antiangiogenesis technologies may be applicable to these other diseases. To date, the Company has not pursued research for applications of antiangiogenesis to diseases outside of cancer or macular degeneration. There can be no assurance that the Company will pursue research outside these indications, that product candidates will result from any research undertaken or that any products for these diseases will ever be commercialized.

ENTREMED'S ANTIANGIOGENESIS PROGRAM

    The Company believes that certain drugs or proteins that exhibit antiangiogenic effects may be used as effective, safe therapeutics for diseases involving angiogenesis. The Company currently focuses on angiogenesis inhibition as a treatment for cancer, macular degeneration and diabetic retinopathy. Product candidates under development include: (i) thalidomide and several of its chemical analogs which focus the therapeutic activity of thalidomide specifically on angiogenesis and (ii) Angiostatin-TM- protein, a newly discovered angiogenesis inhibitor naturally produced by the body. The Company's evaluation of thalidomide and its chemical analogs as antiangiogenic therapeutics will also enable the Company to generate clinical and marketing data on the general utility of angiogenesis inhibitors. These data can then be applied in the development of Angiostatin-TM- protein, which the Company believes may have greater efficacy as an antiangiogenic therapeutic. The Company believes that, if successfully developed, these products could be used alone or in combination with each other to treat certain angiogenic diseases.

    PRODUCT CANDIDATES

    ORAL ANTIANGIOGENESIS DRUG. The Company is evaluating the antiangiogenic properties of the drug thalidomide and its chemical analogs. Thalidomide, which was widely prescribed as a sedative in Europe in the late 1950s and early 1960s, is believed to have caused severe birth defects in children. The Company believes that thalidomide may have affected fetal development and caused birth defects by blocking new blood vessel growth, a characteristic that may make thalidomide useful in the prevention and treatment of angiogenic disorders. In preclinical animal studies conducted at Children's Hospital, thalidomide has been shown to block angiogenesis. Because of the negative precedent associated with thalidomide, as well as patent and competitive issues, the Company also intends to screen for and conduct research on chemical analogs of thalidomide having substantially similar mechanisms of action as thalidomide but which may focus the therapeutic activity of this drug specifically on angiogenesis. The Company proposes to develop thalidomide or a thalidomide analog as a long-term patient administered oral therapeutic to inhibit the progression of certain angiogenic diseases, including cancer and certain causes of blindness.

    The Company, Bristol-Myers and the National Cancer Institute recently initiated Phase II clinical trials to evaluate the antiangiogenic effects of thalidomide in inhibiting the progression of breast cancer, prostate cancer and Kaposi's sarcoma. The Company and its collaborators intend to conduct similar studies regarding brain cancer in the near future. Based on results of these studies, as well as development activities relating to thalidomide analogs, the Company will determine, together with Bristol-Myers, whether to pursue the commercialization of thalidomide by expanding these trials or by initiating a Phase III trial, or to develop an analog of thalidomide, or both. In animal studies performed at Children's Hospital, thalidomide was shown to inhibit the abnormal formation of blood vessels in the eye, a major cause of blindness. The Company is currently conducting Phase II clinical trials at the Scheie Eye Institute at the University of Pennsylvania School of Medicine and with the Retina Associates of Cleveland to evaluate the antiangiogenic effects of thalidomide in blindness due to age-related macular degeneration.

    Although not approved for sale in the United States, thalidomide has been used as an investigational agent to treat a limited number of patients for leprosy and other diseases and is being developed by other companies for various disease indications. See "-- Government Regulation."

    ANGIOSTATIN-TM- PROTEIN. The Company is developing Angiostatin-TM- protein as a potential long-term cancer therapeutic to prevent metastatic disease and as a therapy for primary tumors. Metastatic tumor growth is attributed to the implantation and growth of tumor cells at secondary sites. These tumor cells are released by a primary tumor, or are released into circulation during surgical removal of the primary tumor. Although surgeons generally remove significant amounts of healthy tissue surrounding the tumor, in many cases "seed cells" have already escaped the primary tumor and are circulated through the body until they become embedded elsewhere. It has been observed that in certain cases, these seed cells, or metastases, do not vascularize and grow while the primary tumor is in place. However, after the primary tumor is removed, secondary metastatic tumors often grow rapidly.

    In Company-sponsored research at Children's Hospital, a substance associated with primary tumors was identified which appears to prevent vascularization and growth of metastatic tumors. Based upon such research, the Company believes that the primary tumor secretes an enzyme that cleaves plasminogen, a known protein associated with blood clotting, into a smaller, previously undiscovered protein. The Children's Hospital team isolated and identified the protein, which the Company named Angiostatin-TM- protein, and the Company has cloned and expressed the gene that codes for Angiostatin-TM- protein. In preclinical studies, including the murine Lewis Lung Carcinoma metastatic model, it has been demonstrated that Angiostatin-TM- protein inhibits the growth of metastatic tumors derived from carcinomas and sarcomas. In addition, Angiostatin-TM-protein was shown to reduce the size of primary murine carcinomas and sarcomas as well as human prostate, breast and colon cancers grown in immunodeficient mice. The Company and Bristol-Myers are addressing additional required preclinical studies, while manufacturing Angiostatin-TM- protein in limited quantities.

    The Company currently anticipates that Angiostatin-TM- protein, as an endogenous angiogenesis inhibitor, would be administered as an adjunct therapy after diagnosis and sustained thereafter. The Company believes that Angiostatin-TM-protein may also be effective in inhibiting other angiogenic diseases such as diabetic retinopathy and macular degeneration, although the Company has not conducted any research to date in these areas. The Company has obtained an exclusive license from Children's Hospital to this technology, including rights to patent applications filed on Angiostatin-TM- protein and related technology.

    OTHER ANTIANGIOGENESIS RESEARCH

    The Company maintains an internal discovery and development program and also continues to sponsor and support research at Children's Hospital on angiogenesis technologies with the aim of developing antiangiogenesis products in addition to Angiostatin-TM- protein, thalidomide and thalidomide analogs. To the extent that additional antiangiogenesis therapeutics are developed at Children's Hospital and licensed by the Company, Bristol-Myers has a right of first refusal to sublicense from the Company such technologies. See "-- Collaborations and License Agreements." The Company's research in these areas is currently early stage, although the Company and Children's Hospital have identified several endogenous proteins and compounds with angiogenic or antiangiogenic properties that may be candidates for further development. The Company intends to use a portion of the proceeds of this offering to fund early-stage internal and sponsored research on angiogenesis technologies. See "Use of Proceeds."

ENTREMED'S CELL PERMEATION TECHNOLOGY

    OVERVIEW

    The Company is applying its expertise in the role of blood function to the development of a cell permeation technology that may facilitate the delivery into blood cells of drugs, genes or other therapeutic agents that otherwise would not readily diffuse through the cell membrane. To date, the Company has focused its cell permeation research on a method of enhancing the oxygen delivery capabilities of blood.

    Human blood is comprised of four components: red blood cells, white blood cells, plasma and platelets. The principal functions of human blood are to transport oxygen and nutrients to tissues, carry waste products away from tissues and defend the body against infection. Hemoglobin, a protein-iron molecule contained within red blood cells, is responsible for carrying oxygen from the lungs to tissues throughout the body. Tissues and organs in the body require oxygen to function properly, and oxygen deficiency may lead to tissue damage or death. In human blood, each hemoglobin molecule carries four molecules of oxygen, but releases only one. It has been proposed that IHP, a naturally occurring plant chemical, may enhance the oxygen releasing capabilities of hemoglobin by allowing the release of three oxygen molecules. The theory that IHP could enhance the oxygen releasing capacity of hemoglobin has been proposed for several years. Scientists have observed that a molecule similar to IHP found in the hemoglobin of birds is more efficient at releasing oxygen than a corresponding molecule (2,3 diphosphoglycerate, or 2,3 DPG) found in human hemoglobin. However, IHP does not readily diffuse through the cell membrane of human red blood cells and previous techniques used to introduce IHP into such red blood cells have experienced significant problems and have resulted in substantial cell damage.

    The Company's research has led to the development of a prototype device designed to introduce IHP into red blood cells without significant cell damage. The Company intends to develop this application as a therapeutic in such chronic and acute diseases as angina, congestive heart failure, heart attacks, stroke and other diseases involving inadequate circulation or respiratory functions. Existing methods of treatment for these diseases, including surgical remedies, drug therapies and non-surgical devices, treat such diseases by seeking to increase blood flow, rather than increasing the blood's oxygen releasing capacity. In addition, unlike blood that is stored in blood banks, which loses its capacity to deliver oxygen for approximately 12 to 24 hours following a transfusion, blood treated with IHP may be able to release oxygen to tissues more rapidly following transfusion. The Company intends to investigate the application of IHP-treated blood for storage in blood banks. Because IHP-treated blood may release more oxygen to tissues than untreated human blood, it may also be possible that a smaller amount of IHP-treated blood can be transfused to obtain equivalent tissue oxygenation.

    With the exception of IHP-treated blood, the Company has not yet explored any other applications of its cell permeation technology. Potential therapeutic candidates will be selected based on an analysis of various disease indications and related market potential, the likely time and expense required for development and adaptation of the core technology for the specific application and the interest of potential strategic partners. Potential product candidates may be reformulations of existing compounds approved by the FDA where enhancement of delivery through blood cell membranes is believed to have increased clinical value compared to existing methods. The Company intends to use a portion of the proceeds of this offering to investigate potential applications of this technology. See "Use of Proceeds."

    DEVICE FOR OXYGEN ENHANCED BLOOD DELIVERY

    The Company has constructed a prototype device designed to introduce IHP molecules into red blood cells, which may enhance the delivery of oxygen to tissues and organs. The device permits red blood cells drawn from patients to be separated from plasma and treated with IHP in a disposable flow electroporation chamber. The flow electroporation chamber combines the separated red blood cells with IHP and, through an electrical charge, renders the red blood cell membrane permeable, permitting IHP to pass through the cell membrane and combine with hemoglobin. IHP-treated blood is then ready for infusion into the patient or for storage for later infusion.

    The Company is sponsoring contract research and development on IHP-treated blood. An initial prototype flow electroporation device has been constructed and the accompanying reagents have been developed, although design activities are ongoing and there can be no assurance that a clinically acceptable device will be completed. Following completion of a clinically acceptable prototype, the Company intends to conduct preclinical toxicology studies required to demonstrate the safety and efficacy of IHP-treated red blood cells in enhancing the delivery of oxygen to tissues in relevant disease states.

    The Company's flow electroporation technology is based on Company sponsored research conducted at the CBRL. In November 1992, the Company obtained an exclusive worldwide license to this technology from the CBRL and a United States patent application for the device and method for introducing IHP into red blood cells was filed in March 1993. Device and disposable component engineering and development has been and continues to be conducted by a contract manufacturer, which is also expected to provide pilot manufacturing capabilities.

    The Company is in discussions with several major pharmaceutical companies and is seeking to enter into collaborative arrangements with corporate partners to develop and commercialize the Company's cell permeation technology, which may cover specific product candidates or disease indications. However, there can be no assurance that any such agreements will be entered into with any of these companies or any potential partner or that the terms of any agreement will be favorable to the Company. See "-- Manufacturing and Marketing."

COLLABORATIONS AND LICENSE AGREEMENTS

    GENERAL. The Company intends to continue to develop in-licensed products and sponsored research programs and to enter into collaborations and licensing agreements with corporate partners for product development, manufacturing and marketing. The Company believes that it will be necessary to enter into collaborative arrangements with other companies in the future to develop, commercialize, manufacture and market its cell permeation technology, as well as any additional products or technologies it may acquire or develop.

    BRISTOL-MYERS COLLABORATION. In December 1995, the Company entered into the Bristol-Myers Collaboration for the development of certain antiangiogenesis products. The Bristol-Myers Collaboration provides for a five year research program, the grant to Bristol-Myers of an exclusive license to the Company's thalidomide, thalidomide analogs and Angiostatin-TM- protein technologies and an equity investment in the Company by Bristol-Myers.


    During the five year research term, the Company has agreed to conduct research and Bristol-Myers has agreed to support and fund such research. Bristol-Myers has agreed to provide funding of $18,350,000, payable in ten semi-annual payments of $1,835,000. In addition, Bristol-Myers has agreed to pay an additional $730,000 to reimburse the Company for ongoing thalidomide clinical studies, one-half of which has been paid and the remainder is payable in December 1996. Bristol-Myers also paid to the Company $1,000,000 in license fees, a portion of which was paid to Children's Hospital, and $2,500,000 in consideration of know-how and research and development performed by the Company.


    The Company granted Bristol-Myers an exclusive worldwide royalty-bearing license to make, use and sell products that are based upon the Company's Angiostatin-TM- protein, thalidomide and thalidomide analog technologies. Bristol-Myers has a right to sublicense, and has undertaken to secure a sublicense to develop thalidomide-related products for ophthalmological indications, unless Bristol-Myers reasonably believes that the dosage or method of administration will not be significantly different from oncological indications. Any failure or delay by Bristol-Myers to enter into such a sublicense may substantially limit or preclude the commercial development of these applications.

Bristol-Myers also received a five year right of first refusal with respect to the development of any technology licensed or to be licensed by the Company from Children's Hospital in the field of antiangiogenic therapeutics.

    The Bristol-Myers Collaboration also provides for royalties to the Company based on the net sales price of products sold by Bristol-Myers. With respect to any product that is derived from Angiostatin-TM- protein, the royalty shall be 15% of net sales, subject to a reduction to no less than 10% based on manufacturing costs. With respect to any product derived from thalidomide, the royalty shall be 8% and, with respect to thalidomide analogs, the royalty shall range from 8% to 12.5% based on sales volume. In the case of thalidomide, the royalties shall be subject to reduction based on competitive factors.

    In addition, the Company may be entitled to receive additional payments for each product category based upon the achievement of defined and primarily late-stage clinical development and regulatory filing milestones. While there can be no assurance that these milestones will be reached, these additional payments could total $32,000,000. Up to $9,000,000 of the milestone payments for products related to thalidomide and thalidomide analogs and up to $4,000,000 of the milestones for products related to Angiostatin-TM- protein will be creditable against any royalties that may become payable by Bristol-Myers to the Company, although the cumulative amount of credits in any year may not exceed 50% of the aggregate royalties otherwise payable. The Company retained certain co-promotion rights if Bristol-Myers elects to seek a co-promotion partner with respect to any products covered by the collaboration. The Bristol-Myers Collaboration may be terminated by Bristol-Myers for any reason upon six months notice without any further liability for future payments.


    Upon execution of the Bristol-Myers Collaboration, Bristol-Myers purchased 541,666 shares of the Company's Common Stock for $12.00 per share and agreed to purchase an additional $5,000,000 of Common Stock at the closing of this offering in a private placement at the initial public offering price per share. The Company also issued to Bristol-Myers a warrant, exercisable for one-year from the date of this Prospectus, to purchase up to $10,000,000 of Common Stock at an exercise price per share equal to 150% of the initial public offering price per share. The Company has granted to Bristol-Myers certain registration rights with respect to all of these shares. See "Description of Capital Stock -- Registration Rights."


    ACADEMIC COLLABORATIONS. In addition to its in-house research program, the Company collaborates with several academic institutions to support research in areas of the Company's product development interests. Usually, research supported at outside academic institutions is performed in conjunction with additional in-house research. Often, the faculty members responsible for supervision of the research performed at the academic institution will participate further as consultants to the Company's in-house effort.

    Typically under these arrangements, the Company agrees to fund the research it has chosen to support with a specified budget over a specified time period, usually one to three years. In return, the Company usually obtains an exclusive license, with the right to grant sublicenses, and the right to further develop and market products that arise out of the technology being supported. Under several of these licenses, the Company is required to meet specified milestones or diligence requirements in order to retain its license of such technologies. There can be no assurance that the Company will satisfy these milestones and diligence requirements and be able to retain such licenses. In addition to providing research support, the Company usually is required to pay royalties to the academic institution on sales, if any, of any licensed products resulting from such research. The Company in most instances files and prosecutes patent applications on behalf of the institutions.
    The Company's primary academic collaboration is with Children's Hospital. In September 1993, the Company entered into a sponsored research agreement with Children's Hospital to support research conducted under the direction of Dr. M. Judah Folkman on the role of angiogenesis in pathological conditions. Under the agreement, as amended in August 1995, the Company agreed to pay to Children's Hospital $11,000,000, of which $5,000,000 was paid through April 1996, $1,000,000

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
is due on October 1, 1996 and the remainder is due in equal semi-annual payments of $1,000,000 until April 1, 1999. The Company also granted to Children's Hospital options to acquire 83,334 shares of Common Stock at an exercise price of $6.00 per share and additional options to acquire 50,000 shares at an exercise price of $6.375 per share. The Company obtained an exclusive option to negotiate an exclusive, worldwide, royalty-bearing license to any technology resulting from the research at Children's Hospital in areas covered by the agreement. The Company received a right to sublicense the licensed technologies, although the Company agreed to pay to Children's Hospital a portion of all sublicensing payments, which do not include payments to support research and development by the Company or equity investments in the Company. The Company has also received certain rights of first refusal to certain additional research projects and any new project opportunities arising from Dr. Folkman's core laboratory activities.
    The Company exercised its option in May 1994 to obtain exclusive worldwide licenses to certain oral antiangiogenesis technology (thalidomide and its analogs), cancer diagnostic and prognostic technology, and endogenous antiangiogenesis technology (Angiostatin-TM- protein). These license agreements provide for certain milestone payments by the Company to Children's Hospital as well as royalties based on sales, if any, of any products developed from the licensed technologies. The milestone payments aggregate $2,650,000, of which $290,000 has been paid through March 31, 1996, and are based upon license fees and the achievement of regulatory approvals. See "-- Angiogenesis Program."


    OTHER COLLABORATIVE ARRANGEMENTS. The Company is sponsoring research at Innovative Therapeutics, Inc. ("ITI"), a company that is performing early-stage research on methods to treat disease by stimulating cellular immunity. The methods under development pursuant to this sponsored research program are designed to target specific diseases by the administration of synthetic peptides or recombinant proteins that mimic proteins which occur naturally during that particular disease. These therapeutic agents are designed to initiate cellular immune responses exclusively, without affecting humoral immunity. Through March 31, 1996, the Company has paid ITI approximately $682,500 pursuant to this collaboration.



    The Company and ITI have agreed to preliminary terms regarding a proposed transaction whereby a subsidiary to be formed by the Company ("Newco") would acquire substantially all of the assets of ITI in exchange for 15% of the equity of Newco and a research funding commitment by the Company. The terms contemplate an equity investment by the Company in Newco of $250,000 and research funding for this 85% owned subsidiary of an aggregate of $1,600,000 during the first two years, with an additional $1,500,000 to be provided at the sole option of the Company during the third year. The acquisition is subject to the execution of definitive agreements, and there can be no assurance that the proposed transaction will be completed on the terms set forth above or at all.


    The Company intends to continue to support and fund research at other companies or academic or other institutions in selected areas in exchange for rights to technologies and products derived from such sponsored research or equity positions in such companies. The Company expects to focus on sponsored research in areas in which it has existing expertise or where a strong market opportunity is perceived. The Company may establish subsidiaries to develop and commercialize promising technologies or products generated from this research, which may create opportunities for separately financing and managing new development programs. The Company may use a portion of the proceeds of this offering to fund sponsored research by other organizations. See "Use of Proceeds."

COMPETITION


    Competition in the pharmaceutical, biotechnology and biopharmaceutical industries is intense and based significantly on scientific and technological factors, the availability of patent and other protection for technology and products, the ability and length of time required to obtain governmental approval for testing, manufacturing and marketing and the ability to commercialize products in a timely fashion. Moreover, the biopharmaceutical industry is characterized by rapidly evolving technology that could result in the technological obsolescence of any products developed by the Company. The

Company competes with many specialized biopharmaceutical firms, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area, and many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with the Company in recruiting and retaining highly qualified scientific personnel and consultants.

    The Company's competition will be determined in part by the potential indications for which the Company's compounds may be developed and ultimately approved by regulatory authorities. The Company is relying on Bristol-Myers to commercialize the licensed antiangiogenesis products and, accordingly, the success of these products in the target indications of cancer and blindness will depend in significant part on Bristol-Myers' efforts and ability to compete in these markets. The success of the Bristol-Myers Collaboration will depend in part upon Bristol-Myers' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by Bristol-Myers and its competitors. For example, Bristol-Myers currently markets cancer therapeutics, which would be competitive with any antiangiogenic products developed under the Bristol-Myers Collaboration to treat cancer. Bristol-Myers has a right to sublicense, and has undertaken to secure a sublicense to develop thalidomide-related products for ophthalmological indications, unless Bristol-Myers reasonably believes that the dosage or method of administration will not be significantly different from oncological indications. Any failure or delay by Bristol-Myers to enter into such a sublicense may substantially limit or preclude the commercial development of these applications. See "-- Collaborations and License Agreements."


    The Company is aware of companies and research institutions investigating the role of angiogenesis generally and specifically as it may be useful in developing therapeutics to treat various diseases associated with abnormal blood vessel growth. In studies available to date, these angiogenetic inhibitors have shown varying effectiveness in inhibiting angiogenesis and differing degrees of bioavailability and toxicity. Significant further preclinical and clinical development of these products is needed prior to an assessment of the more significant competitive product candidates in the antiangiogenesis disease indications targeted by the Company.


    The Company is aware of other companies developing thalidomide and certain of its chemical analogs for various disease indications, including Celgene Corporation, for the treatment of AIDS-related cachexia (or wasting) and mouth ulcers, and Andrulis Pharmaceuticals, for diabetes. Although the Company believes that its patent rights, if granted, would preclude another company from marketing thalidomide for antiangiogenic indications, there can be no assurance that any patent will issue or afford meaningful protection.

    A substantial number of companies utilize or are developing cell permeation or drug delivery technologies and competition for the development of drug delivery products is intense, although the Company's focus is on blood cell permeation. The Company is aware of at least one other company, Allos Therapeutics, Inc., that is engaged in early-stage research regarding a method to acutely increase the oxygen-releasing capacity of hemoglobin for treating cancer. The Company also anticipates that IHP-treated blood (which is not technically a blood replacement), will compete for use in blood transfusions with readily available products, including whole human blood or packed red blood cells, and products under development, such as blood substitutes.

    Many of the Company's existing or potential competitors have substantially greater financial, technical and human resources than the Company and may be better equipped to develop, manufacture and market products. In addition, many of these competitors have extensive experience in preclinical testing and human clinical trials and in obtaining regulatory approvals. The existence of competitive products, including products or treatments of which the Company is not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products which may be developed by the Company.

MANUFACTURING AND MARKETING

    The Company's strategy is to enter into collaborative arrangements with pharmaceutical and other companies for the development, manufacturing and marketing of products requiring broad marketing capabilities and for overseas marketing. These collaborators are generally expected to be responsible for funding or reimbursing all or a portion of the development costs, including the costs of clinical testing necessary to obtain regulatory clearances and for commercial scale manufacturing, in exchange for exclusive or semi-exclusive rights to market specific products in particular geographic territories. To date, the Company has entered into one collaboration agreement, with Bristol-Myers, relating to certain of its antiangiogenesis technologies. However, the Company may, in the future, consider manufacturing or marketing certain products directly and to co-promote certain products if it believes it is appropriate under the circumstances. The Company has no experience in manufacturing or marketing products on a commercial scale and does not have the resources to manufacture or market by itself on a commercial scale any of its product candidates. In the event the Company decides to establish a manufacturing facility, the Company will require substantial additional funds, and will be required to hire and train significant additional personnel and comply with the extensive "good manufacturing practice" regulations applicable to such a facility.

PATENTS AND PROPRIETARY RIGHTS

    The Company's success will depend in part on its ability to obtain patent protection for its products, both in the United States and abroad. The patent position of biotechnology and pharmaceutical companies in general is highly uncertain and involves complex legal and factual questions. The Company has filed eight U.S. patent applications covering Angiostatin-TM- protein, DNA coding for the Angiostatin-TM- protein, the use of Angiostatin-TM- protein as a therapeutic agent and the use of Angiostatin-TM- protein as a diagnostic agent. The Company also has filed three U.S. patent applications covering the use of the thalidomide molecule and thalidomide analogs as an antiangiogenic agent for the treatment of a wide variety of diseases that are caused by uncontrolled angiogenesis. These patent applications also include composition of matter coverage for certain thalidomide analogs. The Company has also filed four U.S. patent applications covering the device and method for introducing substances into cells by flow electroporation. These patent applications cover the electroporation chamber in the device, the overall electroporation device and the treatment of a wide variety of diseases using cells that have been treated in the electroporation device. Patent applications corresponding to the U.S. patent applications have been filed in Europe, Japan, Canada and other selected countries. The Company has also filed intent-to-use trademark applications in the U.S. Patent and Trademark Office for the marks "Angiostatin-TM-" and "EntreMed."

    There can be no assurance that any patents will be granted or that patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Furthermore, there can be no assurance that others will not independently develop similar products or, if patents are issued to the Company or its collaborators, will not design around such patents.

    Furthermore, the enactment of the legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of a United States patent will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent application is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. If this change results in a shorter period of patent coverage, the Company's business could be adversely affected to the extent that the duration and level of the royalties it is entitled to receive from a collaborative partner is based on the existence of a valid patent.

    The Company's potential products may conflict with patents which have been or may be granted to competitors, universities or others. As the biotechnology industry expands and more patents are issued, the risk increases that the Company's potential products may give rise to claims that they infringe the patents of others. Such other persons could bring legal actions against the Company claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all. If the Company becomes involved in litigation, it could consume a substantial portion of the Company's time and resources.

    Composition of matter patent protection is not available for thalidomide. The Company is aware of at least two other issued patents covering certain non-antiangiogenic uses of thalidomide. Although the Company believes that the claims in such patents will not interfere with the Company's proposed use of thalidomide, there can be no assurance that the holders of such patents will not be able to exclude the Company from using thalidomide for other non-antiangiogenic uses of thalidomide.

    The Company also relies on trade secret protection for its confidential and proprietary information. However, trade secrets are difficult to protect and there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to unpatented trade secrets.

    The Company requires its employees, consultants and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. The agreements generally provide that trade secrets and all inventions conceived by the individual and all confidential information developed or made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

GOVERNMENT REGULATION

    The Company's development, manufacture and potential sale of therapeutics is subject to extensive regulation by United States and foreign governmental authorities.

    REGULATION OF PHARMACEUTICAL PRODUCTS. Products being developed by the Company may be regulated by the FDA as drugs or biologics or, in some cases, as medical devices. New drugs are subject to regulation under the Federal Food, Drug, and Cosmetic Act, and biological products, in addition to being subject to certain provisions of that Act, are regulated under the Public Health Service
Act. The Company believes that drug products developed by it or its collaborators will be regulated either as biological products or as new drugs. Both statutes and the regulations promulgated thereunder govern, among other things, the testing, manufacturing, safety, efficacy, labeling, storage, record keeping, advertising and other promotional practices involving biologics or new drugs, as the case may be. FDA approval or other clearances must be obtained before clinical testing, and before manufacturing and marketing, of biologics and drugs.

    Obtaining FDA approval has historically been a costly and time consuming process. Generally, in order to gain FDA pre-market approval, a developer first must conduct pre-clinical studies in the laboratory and in animal model systems to gain preliminary information on an agent's efficacy and to identify any safety problems. The results of these studies are submitted as a part of an investigational new drug ("IND") application, which the FDA must review before human clinical trials of an investigational drug can start. The IND application includes a detailed description of the clinical investigations to be undertaken.

    In order to commercialize any products, the Company or its collaborator must sponsor and file an IND and be responsible for initiating and overseeing the clinical studies to demonstrate the safety, efficacy and potency that are necessary to obtain FDA approval of any such products. For Company or collaborator-sponsored INDs, the Company or its collaborator will be required to select qualified investigators (usually physicians within medical institutions) to supervise the administration of the products, and ensure that the investigations are conducted and monitored in accordance with FDA regulations, including the general investigational plan and protocols contained in the IND. Clinical trials are normally done in three phases, although the phases may overlap. Phase I trials are concerned primarily with the safety and preliminary effectiveness of the drug, involve fewer than 100 subjects, and may take from six months to over one year. Phase II trials normally involve a few hundred patients and are designed primarily to demonstrate effectiveness in treating or diagnosing the disease or condition for which the drug is intended, although short-term side effects and risks in people whose health is impaired may also be examined. Phase III trials are expanded clinical trials with larger numbers of patients which are intended to evaluate the overall benefit-risk relationship of the drug and to gather additional information for proper dosage and labeling of the drug. Clinical trials generally take two to five years to complete, but may take longer. The FDA receives reports on the progress of each phase of clinical testing, and it may require the modification, suspension, or termination of clinical trials if it concludes that an unwarranted risk is presented to patients.

    If clinical trials of a new product are completed successfully, the sponsor of the product may seek FDA marketing approval. If the product is regulated as a biologic, the FDA will require the submission and approval of both a Product License Application ("PLA") and an Establishment License Application before commercial marketing of the biologic. If the product is classified as a new drug, the Company must file a New Drug Application ("NDA") with the FDA and receive approval before commercial marketing of the drug. The NDA or PLA must include detailed information about the drug and its manufacture and the results of product development, preclinical studies and clinical trials. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. NDAs and PLAs submitted to the FDA can take, on average, two to five years to receive approval. If questions arise during the FDA review process, approval can take more than five years. Notwithstanding the submission of relevant data, the FDA may ultimately decide that the NDA or PLA does not satisfy its regulatory criteria for approval and deny approval or require additional clinical studies. In addition, the FDA may condition marketing approval on the conduct of specific post-marketing studies to further evaluate safety and effectiveness. Even if FDA regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.


    Thalidomide is regulated by the FDA's Center for Drug Evaluation and Research. Although not approved for sale in the U.S., thalidomide has been used as an investigational agent to treat thousands of patients for leprosy and other diseases. EntreMed has filed an IND application and started Phase II trials in macular degeneration, a leading cause of blindness, and expects that the analysis of these results could determine whether Phase III trials may be attempted. The National Cancer Institute in collaboration with EntreMed and Bristol-Myers has begun Phase II trials in breast cancer, prostate cancer and Kaposi's sarcoma. It is expected that future cancer trials may be dependent on the results of these studies. Thalidomide must meet the standard regulatory requirements of any new drug, and successful Phase III clinical trials will be necessary to form the basis of an NDA.

    Analogs of thalidomide may be regulated as new chemical entities by the FDA's Center for Drug Evaluation and Research. Although these compounds are in the discovery phase of research, it is expected that as new chemical entities are discovered complete preclinical toxicology studies will be required prior to studies in humans. The remainder of the developmental and regulatory requirements will be similar to that of any new drug.

    Angiostatin-TM- protein, a naturally occurring substance, is considered a biologic and will be regulated by the FDA's Center for Biologics Evaluation and Research. As a genetically engineered and endogenous protein, Angiostatin-TM-protein will face unique and specific regulation hurdles, such as those related to the manufacture of the product and the behavior of the product in the body. The regulatory requirements for recombinant proteins have been developed for other endogenous molecules (e.g., Epogen, Neupogen and Interferons) and Angiostatin-TM-protein is expected to follow these established guidelines. Successful preclinical studies and Phase I, II and III trials will be necessary to form the basis for a PLA.

    The cell permeation technology, and specifically IHP-treated red blood cells, will likely be regulated by the FDA's Center for Biologics Evaluation and Research. The Company anticipates that the FDA will view the IHP-treated red blood cells (rather than IHP itself) as the regulated product. In addition, the device used to insert IHP into the red blood cells may be regulated by the Center for Biologics Evaluation and Research under the medical device provisions of the Federal Food, Drug and Cosmetic Act (described below). It would be expected that the preclinical and clinical trials necessary for approval of a PLA would also be relevant to the approval of the device. Historically, the FDA's Office of Blood Research and Review has had the most expertise and experience in regulating blood, apheresis equipment and disposables associated with the processing of human blood. Further development for IHP-treated blood is expected to follow a similar path to that of any therapeutic biologic, with successful completion of Phase I, Phase II and Phase III trials required to precede the filing of a PLA. Because the cell permeation technology requires the use of red blood cells produced from humans, the Company will be required to comply with, or to contract with suppliers that comply with, stringent regulation of blood component collection. That regulation is designed to protect both donors and recipients of blood products and involves significant recordkeeping and other burdens.

    REGULATION OF DEVICES. Any device products which may be developed by the Company are likely to be regulated by the FDA as medical devices rather than drugs. In addition, as noted, the device used to insert IHP in blood cells may be regulated as a medical device. The nature of the FDA requirements applicable to such products depends on their classification by the FDA. A device developed by the Company would be automatically classified as a Class III device, requiring pre-market approval, unless the Company could demonstrate to the FDA, in the required pre-market notification procedure, that the device was substantially equivalent to an existing device that has been classified in Class I or Class II or to a pre-1976 device that has not yet been classified. If the Company were unable to demonstrate such substantial equivalence, it would be required to undertake the costly and time-consuming process, comparable to that for new drugs, of conducting preclinical studies, obtaining an investigational device exemption to conduct clinical tests, filing a premarket approval application, and obtaining FDA approval.

    If the Company could demonstrate substantial equivalence to a Class I product, the "general controls" of the Federal Food, Drug, and Cosmetic Act -- chiefly adulteration, misbranding, and good manufacturing practice requirements
- -- would nevertheless apply. If substantial equivalence to a Class II device could be shown, the general controls plus "special controls" -- such as performance standards, guidelines for safety and effectiveness, and post-market surveillance -- would apply. While demonstrating substantial equivalence to a Class I or Class II product is not as costly or time-consuming as the pre-market approval process for Class III devices, it can in some cases also involve conducting clinical tests to demonstrate that any differences between the new device and devices already on the market do not affect safety or effectiveness. If substantial equivalence to a pre-1976 device that has not yet been classified has been shown, it is possible that the FDA would subsequently classify the device as a Class III device and call for the filing of premarket approval applications at that time. If the FDA took that step, then filing an application acceptable to the FDA would be a prerequisite to remaining on the market.

    If the FDA chooses to regulate the device (the electroporation device and disposable flow chamber) used to insert IHP in blood cells as a medical device, it is likely that the review process will nevertheless occur in the Center for Biologics Evaluation and Research. It is possible, however, that such Center would consult with relevant officials in the FDA's Center for Devices and Radiological Health. Such a consultation might further delay approval of the device and thus of this technology.

    OTHER. In addition to the foregoing, the Company's business is and will be subject to regulation under various state and federal environmental laws, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substance Control Act. These and other laws govern the Company's use, handling and disposal of various biological, chemical and radioactive substances used in and wastes generated by its operations. The Company believes that it is in material compliance with applicable environmental laws and that its continued compliance therewith will not have a material adverse effect on its business. The Company cannot predict, however, whether new regulatory restrictions on the marketing of biotechnology products will be imposed by state or federal regulators and agencies.

EMPLOYEES


    As of May 15, 1996, the Company had 27 full-time employees, of which 19 were in research and development and eight were in management and administration. The Company intends to hire additional personnel. The Company also utilizes part-time or temporary consultants on an as-needed basis. None of the Company's employees is represented by a labor union and the Company believes its relations with its employees are satisfactory.


PROPERTIES

    The Company currently occupies an aggregate of approximately 11,600 square feet of office space (approximately 8,250 square feet of which is laboratory space) in Rockville, Maryland pursuant to a lease expiring in April 2003. The lease provides for annual rent of approximately $215,000 during 1996, subject to specified annual increases. See Note 4 of Notes to Financial Statements. The Company anticipates that its current facilities will be sufficient through 1996, at which time it is likely to require additional or larger space. The Company has not yet determined whether to lease additional space or build a new facility, but expects to use proceeds of this offering to fund a portion of the costs relating to any such expansion. See "Use of Proceeds."

LEGAL PROCEEDINGS


    The Company is a party to certain litigation initiated in August 1995 in the United States District Court for the Eastern District of Tennessee by Bolling, McCool & Twist, a consulting firm. The suit relates to a claim for services rendered in the approximate amount of $50,000 and seeks a finder's fee in an unspecified amount in connection with the Bristol-Myers Collaboration. In April 1996, the Company filed a motion to compel discovery. Due to the lack of discovery and early stage of the proceedings, the Company is unable to predict with certainty the eventual outcome of the lawsuit. The Company intends to contest the action vigorously and believes that this proceeding will not have a material adverse effect on the Company or on its financial statements, although there can be no assurance that this will be the case.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of the executive officers and directors of the Company:


NAME                                   AGE                         POSITION
- ---------------------------------      ---      -----------------------------------------------
John W. Holaday, Ph.D. (1).......          50   Chairman of the Board, President, Chief
                                                 Executive Officer and Director
Carol A. Nacy, Ph.D. ............          48   Executive Vice President
Edward R. Gubish, Ph.D. .........          47   Vice President -- Regulatory and Clinical
                                                 Development
Leo Einck, Ph.D. ................          45   Vice President -- Extramural Programs
John C. Thomas, Jr. .............          42   Treasurer and Chief Financial Officer
Carl Alving, M.D. ...............          56   Director
Donald S. Brooks (2)(3)..........          60   Director
Bart Chernow, M.D. ..............          48   Director
Samuel R. Dunlap, Jr. (1)(2).....          46   Executive Advisor and Director
Mark C.M. Randall (3)............          33   Director
Leon E. Rosenberg, M.D. .........          63   Director
Wendell M. Starke (1)(2).........          54   Director


- ------------------------
(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

    JOHN W. HOLADAY, PH.D. is a co-founder of the Company and has served as its President and Chief Executive Officer and a director since August 1992 and its Chairman of the Board since November 1995. Prior thereto, from May 1989 to August 1992, he was a co-founder of Medicis Pharmaceutical Corp. where he served as Scientific Director, Senior Vice President for Research and Development and director. From 1968 to 1989, he served at the Walter Reed Army Institute of Research, where he founded the Neuropharmacology Branch in 1980. He serves as an officer and fellow in several biomedical societies and has authored and edited numerous scientific articles in journals and books. His current academic positions include Associate Professor of Anesthesiology and Critical Care Medicine and Senior Lecturer in Medicine at The Johns Hopkins University of Medicine, Baltimore, Maryland; Adjunct Professor of Pharmacology and Psychiatry at the Uniformed Services University School of Medicine, Bethesda, Maryland; and Clinical Assistant Professor of Surgery at the University of Connecticut Health Center, Farmington, Connecticut.


    CAROL A. NACY, PH.D. joined the Company as Senior Vice President of Research in December 1992 and became Executive Vice President in November 1995. From 1978 until December 1992, Dr. Nacy was employed by the Walter Reed Army Institute of Research, where she served in various capacities, including Project Director of Immunotherapy and Infectious Diseases and Assistant Chief of the Department of Cellular Immunology since 1988. Dr. Nacy currently serves as the President of the American Society of Microbiology. Her current academic appointments include Catholic University and Howard University in Washington, D.C. Dr. Nacy serves as an officer of international scientific societies and as editor of several scientific journals.

    EDWARD R. GUBISH, PH.D. has served as Vice President - Regulatory and Clinical Development of the Company since November 1995 and has been employed by the Company since October 1993. From 1990 to September 1993, Dr. Gubish served as senior director of Regulatory Affairs for Baker Norton Pharmaceuticals (IVAX) and Fujisawa Pharmaceuticals. From 1986 to 1990, Dr. Gubish served as Chief of regulatory affairs for the AIDS Division at the National Institutes of Health and as a scientific and administrative contact for sponsors of new biological products and IND submissions for the, Center for Drugs and Biologics at the FDA.

    LEO EINCK, PH.D. has served as Vice President -- Extramural Programs of the Company since November 1995. From 1985 to September 1993, Dr. Einck was the Director of Operations for HEM Pharmaceuticals, a company engaged in the development of biopharmaceutical agents. From 1980 to 1985, Dr. Einck was a researcher in molecular biology at the National Institutes of Health.

    JOHN C. THOMAS, JR. has served part-time as Chief Financial Officer of the Company since its inception in September 1991. Mr. Thomas has also served as the Chief Financial Officer of several other companies, including Credit Depot Corporation, a public company engaged in loan financing (from August 1990 to March 1993 and from January 1995 until April 1996), Tapistron International, Inc., a public company engaged in the development of technology for the textile industry (from August 1991 until July 1995), and Sealite Sciences, a private biotechnology company (from June 1991 to March 1993). Mr. Thomas is a certified public accountant.

    CARL ALVING, M.D. is a co-founder of the Company and has been a director of the Company since August 1992. He has been Chief of the Department of Membrane Biochemistry at the Walter Reed Army Institute of Research since 1978. Dr. Alving has been the inventor of a number of patented technologies in the fields of drug delivery and immunology.

    DONALD S. BROOKS has been a director of the Company since April 1996. Since July 1993, Mr. Brooks has been a practicing attorney with the law firm Carella Byrne Bain Gilfillan Cecchi Stewart & Olstein, Roseland, New Jersey, which represents the Company on certain matters. Prior thereto, Mr. Brooks was employed by Merck & Co., Inc. for 27 years, most recently, from 1986 to 1993, as Senior Counsel. From 1980 to 1985, Mr. Brooks served as a U.S. employer delegate to the Chemical Industries Committee International Labor Organization in Geneva, Switzerland.

    BART CHERNOW, M.D. is a co-founder of the Company and has been a director since the Company's inception. Dr. Chernow has served as Physician-in-Chief at Sinai Hospital of Baltimore since 1990 and as a Professor of Medicine, Anesthesiology and Critical Care at The Johns Hopkins University School of Medicine part-time since 1990. Dr. Chernow is the Editor-in-Chief of the Journal of CRITICAL CARE MEDICINE. From 1987 to 1990 Dr. Chernow was the Director of the Henry K. Beecher Memorial Research Laboratories and Attending Physician of Critical Care (anesthesia) at the Massachusetts General Hospital, Harvard Medical School, where he also served as an Associate Professor.

    SAMUEL R. DUNLAP, JR. has served as an Executive Advisor and a director to the Company since August 1992. Mr. Dunlap also has (i) served as Chairman of Dunlap & Partners, Ltd., a financial consulting firm in Atlanta, Georgia, since October 1988, (ii) served as an Executive Advisor and is currently a director to First Pacific Networks, Inc., a publicly-held telecommunications company, (iii) served as a director of Credit Depot Corporation, of which he was a founder, since December 1986, (iv) served as a director and a consultant of Golf Training Systems, Inc., a public company, from August 1994 until December 1995 and (v) served as a director from July 1991 until February 1994 and an Executive Advisor from July 1991 until November 1994 of Tapistron International, Inc. From April 1986 until December 1988, Mr. Dunlap served as Executive Vice President and director of CytRx Corporation, a publicly-held pharmaceutical company ("CytRx") of which he was a founder. Mr. Dunlap also served as Executive Vice President of Elan Pharmaceutical Research Corp., a publicly-held company, from August 1982 to December 1983 and President and a director of such entity from January 1984 to January 1985.

    MARK C.M. RANDALL has been a director of the Company since April 1996. Since 1985, Mr. Randall has been associated with Sarasin International Securities Limited, London, England, a wholly-owned subsidiary of Bank Sarasin & Cie, a private bank based in Switzerland, where he has been Director since 1994.

    LEON E. ROSENBERG, M.D. has been a director of the Company since January 1996. Since September 1991 Dr. Rosenberg has served as the President of Bristol-Myers Squibb Pharmaceutical Research Institute. From 1984 to September 1991, Dr. Rosenberg served as the dean of the Yale University School of Medicine. Dr. Rosenberg is a member of the National Academy of Sciences and serves on the Board of Directors of the Whitehead Institute for Biomedical Research.

    WENDELL M. STARKE has been a director of the Company since April 1994. Mr. Starke is a Chartered Financial Analyst and a Chartered Investment Counselor. Mr. Starke was President of INVESCO Capital Management, Inc. from 1979 to 1991 and has been its Chairman since 1991. In 1992, he became Chairman of INVESCO, Inc., the parent company of INVESCO Capital Management and other INVESCO money management subsidiaries with 1995 year-end assets of over $75 billion under management in the United States. Mr. Starke also serves as a member of the Board, Global Chief Investment Officer and Chairman of the Global Asset Allocation Committee of INVESCO, PLC, the London-based parent company of the worldwide INVESCO organization.

    The Board of Directors currently consists of eight members. Successors to those directors whose terms have expired are required to be elected by stockholder vote; vacancies in unexpired terms and any additional positions created by board action are filled by action of the existing Board of Directors. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

    The Executive Committee currently consists of three members. The Executive Committee acts as a liaison between management and the Board of Directors and is responsible for all matters that arise between regular meetings of the Board of Directors, to the extent permitted by Delaware law.

    The Audit Committee currently consists of two directors. The Audit Committee reviews, with the Company's independent accountants, the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.

    The Compensation Committee consists of three directors. This Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Company's stock option plans.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to each of the most highly compensated executive officers whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1995 (collectively, the "named executive officers") for services during the fiscal year ended December 31, 1995:

                           SUMMARY COMPENSATION TABLE


                                                                          LONG TERM
                                             ANNUAL COMPENSATION        COMPENSATION
                                       -------------------------------     AWARDS          ALL OTHER
NAME AND PRINCIPAL POSITION            ANNUAL SALARY($)    BONUS ($)    OPTIONS (NO.)  COMPENSATION ($)
- -------------------------------------  ----------------  -------------  -------------  -----------------
John W. Holaday, Ph.D. ..............        200,000        100,000          270,001          12,551(1)
 Chairman, President and Chief
 Executive Officer
Carol A. Nacy, Ph. D. ...............        175,000         60,750          166,667          --
 Executive Vice President
Edward R. Gubish, Ph.D. .............        126,600         10,750(2)        70,000          --
 Vice President -- Regulatory and
 Clinical Development
Leo Einck, Ph.D. ....................         91,000         10,750(2)        70,000          --
 Vice President -- Extramural
 Programs


- ------------------------

(1) Represents the premiums paid by the Company with respect to a split-dollar life insurance policy on the life of Dr. Holaday. Premiums paid by the Company on such policy are treated as non-interest bearing advances to the insured for the policy. The initial proceeds of any death benefit are required to be used to repay the indebtedness, and the balance of the insurance proceeds are payable as designated by the insured. See "-- Employment Agreements."



(2) Includes $10,000 accrued in 1995 and paid in 1996.


    The  following  table  sets  forth  certain  information  with  respect   to
individual grants of stock options and warrants made during the fiscal year ended December 31, 1995 to each of the named executive officers.

                 OPTION AND WARRANT GRANTS IN LAST FISCAL YEAR


                                                             INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                           ------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                                          % OF TOTAL                                 RATES OF STOCK PRICE
                                                         OPTIONS/SARS                              APPRECIATION FOR OPTION
                                            OPTIONS/      GRANTED TO      EXERCISE                         TERM (1)
                                              SARS         EMPLOYEES       OR BASE    EXPIRATION   ------------------------
NAME                                       GRANTED (#)  IN FISCAL YEAR   PRICE ($/SH)    DATE        5% ($)       10% ($)
- -----------------------------------------  -----------  ---------------  -----------  -----------  -----------  -----------
John W. Holaday, Ph.D. ..................     270,001          22.6%      $   6.444     11/1/2005    4,875,678    8,783,403
Carol A. Nacy, Ph.D. ....................     166,667          13.9%      $   6.330     11/1/2005    3,009,673    5,421,844
Edward R. Gubish, Ph.D. .................      70,000           5.8%      $   6.375     11/1/2005    1,264,060    2,277,170
Leo Einck, Ph.D. ........................      70,000           5.8%      $   6.375     11/1/2005    1,264,060    2,277,170


- ------------------------
(1) Assumes an initial public offering price of $15.00. The 5% and 10% assumed annual rates of appreciation are mandated by the rules and regulations of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future Common Stock prices. There can be no assurance that the rates of return reflected in the table will be achieved.

    The following table sets forth information concerning all option holdings for the fiscal year ended December 31, 1995 for each of the named executive officers:

                AGGREGATED OPTION/EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/VALUE

                                                                           NUMBER OF
                                                                      UNEXERCISED OPTIONS  VALUE OF UNEXERCISED IN-THE-
                                                                         AT FY-END (#)         MONEY OPTIONS AT FY-
                                        SHARES ACQUIRED     VALUE        EXERCISABLE/               END ($)(1)
NAME                                    ON EXERCISE (#)  REALIZED ($)    UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
- --------------------------------------  ---------------  -----------  -------------------  ----------------------------
John W. Holaday, Ph.D. ...............        --             --         176,669/200,000    $   1,993,767/$1,725,000
Carol A. Nacy, Ph.D. .................        --             --         170,000/146,667    $   2,205,000/$1,265,003
Edward R. Gubish, Ph.D. ..............        --             --          30,000/80,000     $     270,000/$693,750
Leo Einck, Ph.D. .....................        --             --          10,667/72,667     $     96,003/$627,753

- ------------------------
(1) Assumes that the fair market of the common stock equalled the assumed initial public offering price of $15.00.

EMPLOYMENT AGREEMENTS

    In April 1996, effective as of January 1, 1996, the Company entered into a three-year employment agreement with John W. Holaday, Ph.D., Chairman and Chief Executive Officer of the Company. The agreement provides for an annual base salary of $250,000 per year. The Company may terminate the agreement without cause and, upon such termination, Dr. Holaday will be entitled to receive his base salary through the end of the initial term of the agreement (subject to an offset for salary received from subsequent employment). The agreement contains confidentiality and non-competition provisions.


    The Company is the beneficiary of a $1,000,000 key person life insurance policy on the life of Dr. Holaday. In addition, the Company maintains a $2,000,000 split-dollar life insurance policy on the life of Dr. Holaday at an annual cost of approximately $12,500. Premiums paid by the Company on such policy are treated as non-interest bearing advances to the insured for the policy. The initial proceeds of any death benefit are required to be used to repay the indebtedness, and the balance of the insurance proceeds are payable as designated by the insured.


    Each of the Company's employees has entered into a Proprietary Information and Invention Assignment Agreement providing, among other things, that such employee will not disclose any confidential information or trade secrets in any unauthorized manner and that all inventions of such officer relating to the Company's current or anticipated business during the term of employment become the Company's property.

DIRECTOR COMPENSATION

    Directors are entitled to compensation of $2,000 for each Board of Directors meeting attended and are reimbursed for expenses actually incurred in connection with attending such meetings. Directors are also awarded initial grants of non-qualified stock options to purchase 15,000 shares of Common Stock upon joining the Board of Directors and annual grants of non-qualified stock options to purchase 5,000 shares of Common Stock. In addition, each member of a committee of the Board of Directors will receive certain additional grants of non-qualified stock options. All options are granted at the then fair market value. See "-- Stock Options" and "Certain Transactions."

LIMITATION ON LIABILITY; INDEMNIFICATION AGREEMENTS

    The General Corporation Law of Delaware permits a corporation through its Certificate of Incorporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

    The Company intends to enter into Indemnification Agreements with each of its directors and executive officers. Each such Indemnification Agreement will provide that the Company will indemnify the indemnitee against expenses, including reasonable attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of the Company. Such indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

STOCK OPTIONS


    GENERAL. In December 1992, the Company adopted the 1992 Stock Incentive Plan (the "1992 Plan"), which provides for the grant by the Company of options to purchase up to an aggregate of 1,233,333 shares of the Company's authorized but unissued Common Stock and in March 1996, the Company adopted the 1996 Stock Option Plan, which was amended and restated in April 1996 (the "1996 Plan" and, together with the 1992 Plan, the "Plans"), which provide for the grant by the Company of options to purchase up to an aggregate of 516,667 shares of the Company's authorized but unissued Common Stock (in each case subject to adjustment in certain cases including stock splits, recapitalizations and reorganizations) to officers, directors, employees, consultants and independent contractors of the Company. The purposes of the Plans are to ensure the retention of existing executive personnel, key employees, directors and consultants of the Company, to attract and retain competent new executive personnel, key employees, directors and consultants and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. The 1992 Plan terminates in December 2002 and the 1996 Plan terminates in March 2006.


    The Plans will be administered by the Board of Directors or a committee of the Board of Directors, provided, however, that with respect to "officers" and "directors," as such terms are defined for the purposes of Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), such committee shall consist of "disinterested" directors as defined in Rule 16b-3, but only if at least two directors meet the criteria of "disinterested" directors as defined in Rule 16b-3. The 1996 Plan provides for automatic grants of options to certain directors in the manner set forth below under "Directors' Options."

    Options granted under the Plans may be either incentive options or non-qualified options. Incentive options granted under the Plans are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive option granted under the Plans to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Additionally, the aggregate number of shares of Common Stock that may be subject to options granted to any person in a calendar year shall not exceed 25% of the maximum number of shares of Common Stock which may be issued from time to time under the Plans. Options granted under the Plans to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines.

    Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. As of March 31, 1996, the number of employees, officers and directors of the Company eligible to receive grants under the Plans was approximately 35 persons. The number of consultants and advisors to the Company eligible to receive grants under the Plans is not determinable. An optionee may be granted more than one option under the Plans. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the Plans) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option and whether the options are incentive options or non-qualified options. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the Plans.

    Under the Plans, the optionee has none of the rights of a stockholder with respect to the shares issuable upon the exercise of the option until such shares shall be issued upon such exercise. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the Plans. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution.

    The Board of Directors may amend or terminate the Plans except that stockholder approval is required to effect a change so as to increase the aggregate number of shares that may be issued under the Plans (unless adjusted to reflect such changes as a result of a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify the requirements as to eligibility to receive options, to increase materially the benefits accruing to participants or as otherwise may be required by Rule 16b-3 or Section 422 of the Code. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

    Under current tax law, there are no Federal income tax consequences to either the employee or the Company on the grant of non-qualified options if granted under the terms set forth in the Plans. Upon exercise of a non-qualified option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary income to the optionee in the year it is exercised and is deductible by the Company as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the Exchange Act of (i.e., is an executive officer, director or 10% stockholder of the Company) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed and the holding period commences on such date.

    Incentive option holders incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received on exercise of an incentive stock option will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

    If the holder of shares acquired through exercise of an incentive option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates.
Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

    At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an incentive option), any gain or loss is long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

    The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the Plans. For instance, the treatment of options under state and local tax laws, which is not described above, may differ from the treatment for Federal income tax purposes.

    As of March 31, 1996, there were outstanding under the 1992 Plan options to purchase 1,107,031 shares of Common Stock at exercise prices ranging from $1.50 to $15.00 per share and no options were outstanding under the 1996 Plan. In addition, the Company had outstanding at March 31, 1996 133,334 options granted outside of the Plans at exercise prices ranging from $6.00 to $6.375 per share. The exercise price of all options was at least equal to the fair market value on the date of grant.


    DIRECTORS' OPTIONS. The provisions of the 1996 Plan provide for the automatic grant of non-qualified stock options to purchase shares of Common Stock ("Director Options") to directors of the Company ("Eligible Directors"). Eligible Directors of the Company elected after the date hereof will be granted a Director Option to purchase 15,000 shares of Common Stock on the date such person is first elected or appointed a director (an "Initial Director Option"). Further, commencing on the day immediately following the date of the annual meeting of stockholders for the Company's fiscal year ending December 31, 1996,
(i) each Eligible Director will be granted a Director Option to purchase 5,000 shares of Common Stock, (ii) each member of the Audit Committee and the Compensation Committee will be granted a Director Option to purchase 1,000 shares of Common Stock and (iii) each member of the Executive Committee will be granted a Director Option to purchase 5,000 shares of Common Stock (each, an "Automatic Grant") on the day immediately following the date of each annual meeting of stockholders, as long as such director is a member of the Board of Directors or such committee, as the case may be. The exercise price for each share subject to a Director Option shall be equal to the fair market value of the Common Stock on the date of grant, except for directors who receive incentive options and who own more than 10% of the voting power, in which case the exercise price shall be not less than 110% of the fair market value on the date of grant. Director Options are exercisable in three equal annual installments, commencing on the date of grant. Director Options will expire the earlier of 10 years after the date of grant or 90 days after the termination of the director's service on the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors of the Company has established a Compensation Committee which, during fiscal 1995, consisted of Samuel R. Dunlap, Jr., Wendell
M. Starke and Bart Chernow, M.D.

    In November 1995, the Company issued to Mr. Dunlap options to purchase 166,667 shares of Common Stock at an exercise price of $6.375 per share. The Company has in the past maintained a consulting arrangement with Mr. Dunlap and in January 1996 entered into a new three year consulting agreement with Mr. Dunlap that provides for annual payments of $90,000. In November 1995, the Company granted Mr. Dunlap warrants to purchase 166,667 shares, exercisable 66,667 immediately and the remainder in three equal annual installments at an exercise price of $6.375 per share.


    In April 1993, a trust of which Wendell M. Starke is the trustee and beneficiary (the "Starke Trust") purchased 50,000 shares of Common Stock from the Company at a purchase price of $6.00 per share. In July 1994, the Starke Trust loaned the Company $300,000, which loan was evidenced by a convertible promissory note payable on demand bearing interest at 8% per annum. In September 1994, the principal amount of such note was converted into 47,066 shares of Common Stock (a conversion price of $6.375 per share). In October 1994, the Starke Trust purchased 84,633 shares of Common Stock from the Company at a purchase price of $6.375 per share. In February 1995, the Starke Trust purchased 33,333 shares of Common Stock from the Company at a purchase price of $6.375 per share. In June 1995, Mr. Starke loaned the Company an aggregate of $162,916 in exchange for a promissory note due and paid in December 1995, together with interest at the rate of 9% per annum, and warrants to purchase 10,648 shares at $6.375 per share. See "Certain Transactions."


                              CERTAIN TRANSACTIONS

    In October 1991, the Company issued 333,333 shares of Common Stock to each of Steve Gorlin, John W. Holaday, Ph.D. and Bart Chernow, M.D., co-founders of the Company, at a purchase price of $.015 per share.

    In June 1992, the Company issued an aggregate of 1,545,000 shares of Common Stock at a purchase price of $.015 per share, including 433,333 shares to each of Drs. Holaday and Chernow, 133,333 shares to Mark Rogers, M.D., 50,000 shares to Steve Gorlin and 33,333 shares to each of Stephen Ayres, M.D., David Evans and Richard Franco. Each of Messrs. Rogers, Gorlin, Ayres, Evans and Franco was a director of the Company at the time of the transaction. In addition, in June 1992, the Company sold 1,500,000 shares of Preferred Stock to each of Steve Gorlin and to D.H. Blair Investment Banking Corp. at a purchase price of $1.00 per share. Mr. Gorlin paid for a portion of his shares of Preferred Stock by executing a promissory note in the principal amount of $350,000. The note was payable with interest at 8% per annum and was paid in full in December 1993, partially through the offset of $220,000 of amounts due Mr. Gorlin from the Company for use of his aircraft for Company business, as noted below.

    In June 1992, the Company and Carl Alving, M.D. entered into a Stock and Asset Exchange Agreement pursuant to which Dr. Alving assigned to the Company his rights to various vaccine technologies. In return, the Company issued 766,666 shares of Common Stock to Dr. Alving, paid Dr. Alving an initial royalty of $40,000 and agreed to pay annual royalties of $40,000 through June 1996. See "Management -- Director Compensation."

    From the inception of the Company through December 31, 1993, the Company utilized aircraft owned by Steve Gorlin or entities controlled by Steve Gorlin at a cost of approximately $220,000, which amount was determined by the Company's Board of Directors to be the fair market value based on costs charged by other chartered service operators. Such amounts were paid by the Company through offset against the $350,000 note payable by Mr. Gorlin described above. In May 1992, the

Company extended an interest-free loan of approximately $24,000 to Mr. Gorlin, which amount was repaid in August 1992. From inception until August 1, 1992, the Company operated out of the offices of Mr. Gorlin at no cost to the Company.


    In April 1993, the Starke Trust purchased 50,000 shares of Common Stock from the Company at a purchase price of $6.00 per share. In July 1994, the Starke Trust loaned the Company $300,000, which loan was evidenced by a convertible promissory note payable on demand bearing interest at 8% per annum. In September 1994, the principal amount of such note was converted into 47,066 shares of Common Stock (a conversion price of $6.375 per share). In October 1994, the Starke Trust purchased 84,633 shares of Common Stock from the Company at a purchase price of $6.375 per share. In February 1995, the Starke Trust purchased 33,333 shares of Common Stock from the Company at a purchase price of $6.375 per share. In June 1995, Mr. Starke loaned the Company an aggregate of $162,916 in exchange for a promissory note due and paid in December 1995, together with interest at the rate of 9% per annum, and warrants to purchase 10,648 shares at $6.375 per share. In November 1995, the Company granted Mr. Dunlap warrants to purchase 166,667 shares, exercisable 66,667 immediately and the remainder in three equal annual installments at an exercise price of $6.375 per share.


    The Company and Mr. Gorlin, Dr. Holaday, Dr. Alving, Dr. Chernow, D.H. Blair Investment Banking Corp. and Kinder Investments, L.P. are parties to a Shareholder Agreement, dated June 4, 1992, as amended and restated on December 10, 1993 (the "Shareholder Agreement"). The Shareholder Agreement grants to Dr. Alving the right, in connection with an initial public offering of the Company's securities, to request the registration of shares of Common Stock held by him having a value of $250,000. Mr. Gorlin agreed to purchase such shares from Dr. Alving in the event that such shares are not so registered following a request by Dr. Alving. Dr. Alving has waived his right to request such registration.


    Pursuant to a consulting arrangement, the Company paid Mr. Dunlap fees of $54,000 in each of 1993, 1994 and 1995 and a $100,000 bonus in 1995. The Company entered into a three year consulting agreement with Mr. Dunlap commencing January 1, 1996 that provides for annual payments of $90,000. See "Management -- Director Compensation." In May 1996 effective August 1995, the Company entered into a termination agreement with Steve Gorlin, a co-founder and former director of the Company, superseding a previous consulting agreement with Mr. Gorlin, that provides for annual payments of $90,000 per year for a three year period.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding the ownership of Common Stock for (i) each person known by the Company to own beneficially more than five percent of the outstanding voting stock, (ii) each director and named executive officer of the Company and (iii) all executive officers and directors of the Company as a group, prior to this offering and as adjusted to give effect to the sale of the Common Stock offered hereby and the sale of the BMS Shares.



                                                                                             SHARES TO BE
                                                                                             PURCHASED IN
                                                  NUMBER OF SHARES         PERCENTAGE         CONCURRENT         PERCENTAGE
NAME AND ADDRESS OF                              BENEFICIALLY OWNED       OWNED BEFORE          PRIVATE         OWNED AFTER
BENEFICIAL OWNER (1)                               BEFORE OFFERING          OFFERING           PLACEMENT          OFFERING
- -----------------------------------------------  -------------------      -------------      -------------      ------------
John W. Holaday, Ph.D..........................             886,901(2)              10.27%                                7.29%
Carl R. Alving, M.D............................             778,235(3)               9.19                                 6.48
Donald S. Brooks...............................              40,001(4)         *                                     *
Bart Chernow, M.D..............................             714,917(3)               8.44                                 5.96
Samuel R. Dunlap, Jr...........................             394,237(5)               4.50                                 3.21
Leo Einck, Ph.D................................              11,667(6)         *                                     *
Edward R. Gubish, Ph.D.........................              31,000(7)         *                                     *
Carol A. Nacy, Ph.D............................             170,000(8)               1.97                                 1.40
Mark C.M. Randall..............................              40,001(4)         *                                     *
Leon E. Rosenberg, M.D.........................                  --(9)         --                                   --
Wendell M. Starke..............................             318,097(10)              3.72                                 2.63
Bristol-Myers Squibb Company ..................             986,110(11)             11.07         333,333(12)            10.61
 P.O. Box 4000
 Princeton, New Jersey 08543
D.H. Blair Investment Banking Corp. .                     1,000,000(13)             11.82                                 8.36
 44 Wall Street
 New York, New York 10005
Steve Gorlin...................................             706,709(14)              8.25                                 5.84
All executive officers and directors of the
 Company as a group (12 persons)...............           3,405,223(15)             37.12                                26.24


- ------------------------
  * Less than 1%

 (1)Unless otherwise indicated, the address is c/o EntreMed, Inc., 9610 Medical Center Drive, Suite 200, Rockville, MD 20850. Except as otherwise indicated, each of the parties listed above has sole voting and investment power over the shares owned.

 (2)Includes 176,669 shares issuable upon exercise of options which are currently exercisable. Does not include 200,000 shares issuable upon exercise of options not exercisable within 60 days.

 (3)Includes 10,002 shares issuable upon exercise of options which are currently exercisable.

 (4)Includes 40,001 shares issuable upon exercise of options which are currently exercisable.

 (5)Includes 293,336 shares issuable upon exercise of options which are currently exercisable. Does not include 100,000 shares issuable upon exercise of options not exercisable within 60 days.

 (6)Includes 10,667 shares issuable upon exercise of options which are currently exercisable. Does not include 72,667 shares issuable upon exercise of options not exercisable within 60 days.

 (7)Includes 30,000 shares issuable upon exercise of options which are currently exercisable. Does not include 80,000 shares issuable upon exercise of options not exercisable within 60 days.

 (8)Includes 170,000 shares issuable upon exercise of options which are currently exercisable. Does not include 146,667 shares issuable upon exercise of options not exercisable within 60 days.

 (9)Does not include shares owned by Bristol-Myers Squibb Company. Dr. Rosenberg is the President of Bristol-Myers Squibb Pharmaceutical Research Institute, an entity affiliated with Bristol-Myers, and he disclaims beneficial ownership of any shares held by Bristol-Myers.


(10)Includes (i) 83,984 shares issuable upon exercise of options and warrants which are currently exercisable and (ii) 40,561 shares owned by various family members of Mr. Starke, as to which Mr. Starke disclaims beneficial ownership.


(11)Includes 444,444 shares (assuming an initial public offering price of $15.00 per share) issuable upon exercise of warrants which are exercisable for one year commencing on the date of this Prospectus.

(12)Represents shares which Bristol-Myers has agreed to purchase on the date of this Prospectus.


(13)Excludes (i) 375,666 shares owned by the adult children and grandchildren of
    J. Morton Davis, the sole stockholder of D.H. Blair Investment Banking Corp. ("Blair") and (ii) 18,000 shares owned by the Vice Chairman of Blair and his children, as to all of which shares Blair disclaims beneficial ownership.
     Also excludes an aggregate of 1,061,563 shares owned by Steve Gorlin and June Gorlin, Mr. Gorlin's former wife, which are subject to the Gorlin Pledge (as defined below).



(14)Includes (i) 110,002 shares issuable upon exercise of options which are currently exercisable and (ii) 15,134 shares owned by Mr. Gorlin's children, as to which Mr. Gorlin disclaims beneficial ownership. All of the shares owned by Mr. Gorlin are pledged to Blair and J. Morton Davis to secure obligations owed by Mr. Gorlin to Blair (the "Gorlin Pledge"). Such shares may be voted by Mr. Gorlin until such time as a default occurs under the Gorlin Pledge or the underlying obligation. Does not include 381,192 shares owned by June Gorlin, as to which Mr. Gorlin disclaims beneficial ownership. Includes 30,000 shares that Mr. Gorlin has agreed to distribute to his former wife. See footnote 13 above.


(15)Includes 982,997 shares issuable upon exercise of options which are currently exercisable. Does not include 599,334 shares issuable upon exercise of options not exercisable within 60 days.

    Each of Steve Gorlin and Drs. Holaday, Alving and Chernow may be deemed a "founder" of the Company, as that term is defined under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

    Set forth below is a summary of the terms of the capital stock of the Company. Such summary is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, attached as an exhibit hereto, and gives effect to the filing of a Certificate of Amendment thereto, the form of which is attached as an exhibit hereto.

    The Company's authorized capital stock currently consists of 27,000,000 shares of Common Stock, $.01 par value, and 8,000,000 shares of Preferred Stock, $1.00 par value.

COMMON STOCK


    Immediately prior to the date hereof, there were 8,460,579 shares of Common Stock outstanding (including 2,000,000 shares issuable upon conversion of the 3,000,000 outstanding shares of Preferred Stock) held by approximately 260 shareholders of record. Holders of shares of Common Stock are entitled to one vote at all meetings of shareholders for each share held by them and are not entitled to cumulative voting. Holders of Common Stock have no preemptive rights and have no other rights to subscribe for additional shares of the Company nor does the Common Stock have any conversion rights or rights of redemption, either of which rights have not been waived. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation, all holders of Common Stock are entitled to participate pro rata in the assets of the Company available for distribution, subject to the rights of any class of preferred stock then outstanding. All of the outstanding shares of Common Stock are, and the shares to be issued pursuant to this offering will be, when issued, fully paid and nonassessable.


PREFERRED STOCK

    Effective upon the closing of this offering, the Company will be authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors will have the authority to issue this Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock, including the loss of voting control to others. Prior to the date hereof, there were 3,000,000 shares of Preferred Stock outstanding held by 19 shareholders of record, which shares will be automatically converted into 2,000,000 shares of Common Stock on the date of this Prospectus, and the shares of Preferred Stock will be cancelled and retired.

REGISTRATION RIGHTS


    Beginning one year from the date of this Prospectus, Bristol-Myers is entitled to certain registration rights with respect to 874,999 shares of Common Stock (including 333,333 shares to be purchased in a private placement upon the closing of this offering) and 444,444 shares issuable upon exercise of warrants (which amounts assume an initial public offering price of $15.00 per share) and, beginning 13 months from the date of this Prospectus, certain holders of 1,157,344 shares of Common Stock and the holders of 211,315 warrants are entitled to certain registration rights with respect to such shares and the Common Stock issuable upon exercise of the warrants. Under the agreements between the Company and these holders, the holders may request that the Company file a registration statement under the Securities Act and, upon such request and subject to certain minimum size conditions, the Company generally will be required to use its best efforts to effect any such registration. In addition, if the Company proposes to register any of its Common Stock, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the holders described above and, subject to certain limitations, to include in such registration all of the shares of Common Stock requested to be included by such holders. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all of these registrations.

    Any exercise of such registration rights may hinder efforts by the Company to arrange future financings of the Company and/or have an adverse effect on the market price of the Company's shares.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer and Trust Company, New York, New York, will act as transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering and the sale of the BMS Shares by the Company, the Company will have 11,993,912 shares of Common Stock outstanding, assuming that the Underwriters' over-allotment option and other outstanding options and warrants are not exercised. Of these shares, the 3,200,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The remaining 8,793,912 shares outstanding upon completion of this offering are "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares") and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Approximately 3,424,290 of the Restricted Shares will become eligible for sale immediately following the date of the Prospectus and, subject to compliance with Rule 144 under the Securities Act, approximately 2,925,714 of the Restricted Shares will be eligible for sale in the public market beginning 90 days from the date of this Prospectus. The remaining Restricted Shares will become eligible for sale pursuant to the Rule 144 between June 1996 and June 1998. In addition, the Company intends to file a Form S-8 to register an aggregate of 1,750,000 shares subject to outstanding options or reserved for issuance pursuant to the Company's stock option plans.



    Beginning 90 days after the date of this Prospectus, certain shares issuable upon exercise of options granted by the Company prior to the date of this Prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. If all the requirements of Rule 701 are met, as of March 31, 1996, an aggregate of approximately 855,930 shares of Common Stock issuable upon exercise of currently outstanding options will be eligible for sale pursuant to such rule.



    Notwithstanding the foregoing, at the request of the Underwriters, the Company and the holders of approximately 96.5% of the outstanding shares of Common Stock, including each stockholder holding in excess of 1% of the outstanding shares and each executive officer and director of the Company, have agreed not to sell or otherwise dispose of any shares of the Company's Common Stock without the prior written consent of Allen & Company Incorporated, on behalf of the Underwriters, for a period of 180 days after the date hereof. See "Underwriting."


    In general under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Moreover, the Securities and Exchange Commission has recently proposed an amendment to the holding period requirements of Rule 144 to permit resales of restricted securities after a one-year holding period rather than a two-year holding period, and to permit unrestricted resales by non-affiliates pursuant to Rule 144(k) after a two-year holding period rather than a three-year holding period. In the event that such proposal is adopted, the dates upon which certain of the Restricted Shares will become eligible for sale pursuant to Rule 144 will be accelerated.


    Certain holders of Common Stock and warrants to purchase Common Stock have certain demand and piggy-back registration rights. See "Description of Capital Stock -- Registration Rights."

    Prior to this offering, there has been no market for the Common Stock of the Company, and the Company cannot predict what effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

    The Underwriters named below, for whom Allen & Company Incorporated, Dillon, Read & Co. Inc. and Volpe, Welty & Company are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the aggregate number of shares of Common Stock set forth below opposite their respective names:


                                                                                                        NUMBER OF
                                             UNDERWRITER                                                 SHARES
- -----------------------------------------------------------------------------------------------------  -----------
Allen & Company Incorporated.........................................................................
Dillon, Read & Co. Inc...............................................................................
Volpe, Welty & Company...............................................................................

                                                                                                       -----------
    Total............................................................................................    3,200,000
                                                                                                       -----------
                                                                                                       -----------


    Pursuant to the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby (other than shares that may be purchased under the over-allotment option) if any are purchased. The Underwriters propose initially to offer the shares to the public at the price set forth on the cover page of this Prospectus. The Underwriters may allow a selling concession not exceeding $ per share of Common Stock to certain dealers. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to other dealers. The public offering price and concessions may be changed by the Representatives after the initial public offering.

    The Company has agreed to reimburse the Representatives amounts up to an aggregate of $200,000 toward their out-of-pocket expenses incurred in connection with this offering.


    The Company has granted to the Underwriters an option expiring 30 days after the date of the Underwriting Agreement, to purchase up to an additional 480,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of shares of Common Stock in this offering. To the extent that the Underwriters exercise their option, each Underwriter will be committed, subject to certain conditions, to purchase a number of such additional shares proportionate to such Underwriter's initial commitment.



    Bristol-Myers has agreed to purchase from the Company in a private placement on the closing of this offering $5,000,000 of Common Stock at the initial public offering price (333,333 shares, assuming an initial public offering price of $15.00 per share). Bristol-Myers, which is an existing stockholder of the Company, has agreed not to sell, offer for sale, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for shares of Common Stock or any rights to acquire Common Stock for a period of 180 days after the date this Prospectus, without the prior written consent of Allen & Company Incorporated, on behalf of the Underwriters.



    At the request of the Underwriters, the Company and the holders of approximately 96.5% of the outstanding shares of Common Stock, including each stockholder holding in excess of 1% of the outstanding shares and each executive officer and director of the Company, have agreed not to sell, offer for sale, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for shares of Common Stock or any rights to acquire Common Stock for a period of 180 days after the date this Prospectus, without the prior written consent of Allen & Company Incorporated, on behalf of the Underwriters.

    The Company and the Underwriters have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to the prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market values of the companies in related businesses. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. The statements in this Prospectus under the captions "Risk Factors -- Dependence on Patents and Other Proprietary Rights; Uncertainty of Patent Position and Proprietary Rights" and "Business -- Patents and Proprietary Rights" and other references herein to patent matters have been reviewed and will be passed on by Jones & Askew, Atlanta, Georgia, patent counsel to the Company. As a condition to consummation of this offering, Arnold & Porter, Washington, D.C., will render to the Underwriters its opinion that, without having verified any factual statements in this Prospectus and subject to certain assumptions and other qualifications stated in such opinion, the statements in this Prospectus under the caption "Risk Factors -- Uncertainty of Government Regulatory Requirements; Lengthy Approval Process" and "Business -- Government Regulation" to the extent they reflect legal matters arising under federal laws administered by the U.S. Food and Drug Administration fairly summarize the material legal and regulatory requirements of such laws currently applicable to the Company's products as they are described in this Prospectus. Certain legal matters will be passed upon for the Underwriters by Werbel McMillin & Carnelutti, A Professional Corporation, New York, New York.

                                    EXPERTS

    The financial statements of EntreMed, Inc. at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (the "Commission") in Washington, D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                 ENTREMED, INC.
                         INDEX TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995



Report of Independent Auditors........................................................  F-2
Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996....................  F-3
Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996.......................................  F-4
Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and
 1995 and for the three months ended March 31, 1995 and 1996..........................  F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996.......................................  F-6
Notes to Financial Statements.........................................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
EntreMed, Inc.

    We have audited the accompanying balance sheets of EntreMed, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EntreMed, Inc. at December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                           ERNST & YOUNG LLP


Atlanta, Georgia
January 25, 1996,
except for Note 13, as to which the date is March 29, 1996

                                 ENTREMED, INC.
                                 BALANCE SHEETS

                                     ASSETS


                                                                             MARCH 31, 1996
                                                  DECEMBER 31,         --------------------------
                                           --------------------------                 PRO FORMA
                                               1994          1995         ACTUAL       (NOTE 1)
                                           ------------  ------------  ------------  ------------
                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents..............  $    218,619  $  6,885,099  $  7,600,058  $  7,600,058
  Account receivable.....................            --     2,500,000       100,000       100,000
  Interest receivable....................            --         4,016        15,389        15,389
                                           ------------  ------------  ------------  ------------
Total current assets.....................       218,619     9,389,115     7,715,447     7,715,447
Furniture and equipment, net.............       605,006       754,399       744,410       744,410
Other assets:
  Deposits...............................           894           894           894           894
  Other..................................        19,223         1,975       146,098       146,098
                                           ------------  ------------  ------------  ------------
Total other assets.......................        20,117         2,869       146,992       146,992
                                           ------------  ------------  ------------  ------------
Total assets.............................  $    843,742  $ 10,146,383  $  8,606,849  $  8,606,849
                                           ------------  ------------  ------------  ------------
                                           ------------  ------------  ------------  ------------


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable............................  $     551,046  $     367,250  $   1,405,643  $   1,405,643
  Accrued liabilities.........................             --        341,776        501,788        501,788
  Capital lease obligations...................             --        396,113        404,233        404,233
  Deferred revenue............................             --      2,594,166      1,676,665      1,676,665
                                                -------------  -------------  -------------  -------------
  Total current liabilities...................        551,046      3,699,305      3,988,329      3,988,329
Capital lease obligations, less current
 portion......................................             --        104,152             --             --
Deferred revenue, less current portion........             --      2,741,666      2,566,667      2,566,667
Stockholders' equity:
  Convertible preferred stock, $1.00 par value
   and $1.50 liquidation value:
    5,000,000 shares authorized, 3,000,000
     shares issued and outstanding; 8,000,000
     shares authorized, 3,000,000 shares
     issued and outstanding as of March 31,
     1996 (unaudited).........................      3,000,000      3,000,000      3,000,000             --
  Common stock, $0.01 par value:
    20,000,000 shares authorized, 5,064,101
     and 6,376,588 shares issued and
     outstanding at December 31, 1994 and
     1995, respectively; 27,000,000 shares
     authorized, 6,460,579 shares issued and
     outstanding as of March 31, 1996
     (unaudited)..............................         50,641         63,766         64,606         84,606
  Additional paid-in capital..................     10,020,807     21,024,465     21,149,625     24,129,625
  Accumulated deficit.........................    (12,778,752)   (20,486,971)   (22,162,378)   (22,162,378)
                                                -------------  -------------  -------------  -------------
Total stockholders' equity....................        292,696      3,601,260      2,051,853      2,051,853
                                                -------------  -------------  -------------  -------------
Total liabilities and stockholders' equity....  $     843,742  $  10,146,383  $   8,606,849  $   8,606,849
                                                -------------  -------------  -------------  -------------
                                                -------------  -------------  -------------  -------------


                            See accompanying notes.

                                 ENTREMED, INC.
                            STATEMENTS OF OPERATIONS


                                                       YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                            ----------------------------------------------  ------------------------------
                                                 1993            1994            1995            1995            1996
                                            --------------  --------------  --------------  --------------  --------------
                                                                                                     (UNAUDITED)
Revenues:
  Grant revenues..........................  $           --  $       90,185  $      347,001  $           --  $           --
  Collaborative research and
   development............................              --              --         347,501              --       1,042,500
  License fees............................              --              --          16,667              --          50,000
                                            --------------  --------------  --------------  --------------  --------------
                                                        --          90,185         711,169              --       1,092,500
Expenses:
  Research and development................       4,772,652       3,673,929       5,939,512       1,596,677       2,063,270
  General and administrative..............       1,552,143       1,549,705       2,458,976         455,342         771,411
                                            --------------  --------------  --------------  --------------  --------------
                                                 6,324,795       5,223,634       8,398,488       2,052,019       2,834,681
Interest expense..........................              --              --         (65,754)             --          (9,547)
Interest income...........................          85,939          18,993          44,854           5,559          76,321
                                            --------------  --------------  --------------  --------------  --------------
Net loss..................................  $   (6,238,856) $   (5,114,456) $   (7,708,219) $   (2,046,460) $   (1,675,407)
                                            --------------  --------------  --------------  --------------  --------------
                                            --------------  --------------  --------------  --------------  --------------
Pro forma net loss per share..............                                  $        (0.83)                 $        (0.18)
                                                                            --------------                  --------------
                                                                            --------------                  --------------
Pro forma weighted average number of
 shares outstanding.......................                                       9,271,943                       9,312,035
                                                                            --------------                  --------------
                                                                            --------------                  --------------


                            See accompanying notes.

                                 ENTREMED, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                        COMMON STOCK           PREFERRED STOCK        ADDITIONAL      STOCK
                                    ---------------------  ------------------------    PAID-IN     SUBSCRIPTION   ACCUMULATED
                                      SHARES     AMOUNT      SHARES       AMOUNT       CAPITAL      RECEIVABLE      DEFICIT
                                    ----------  ---------  -----------  -----------  ------------  ------------  -------------
Balance at January 1, 1993........   3,311,600  $  33,115    3,000,000  $ 3,000,000  $     16,560   $ (100,000)  $  (1,425,440)
  Issuance of common stock at
   $.015 per share ($6.00 fair
   value) for research and
   development costs..............      66,666        667           --           --       399,333           --              --
  Sale of common stock at $6.00
   per share, net of offering
   costs of approximately
   $89,000........................   1,183,696     11,837           --           --     7,001,766           --              --
  Payment of stock subscription...          --         --           --           --            --      100,000              --
  Net loss........................          --         --           --           --            --           --      (6,238,856)
                                    ----------  ---------  -----------  -----------  ------------  ------------  -------------
Balance at December 31, 1993......   4,561,962     45,619    3,000,000    3,000,000     7,417,659           --      (7,664,296)
  Issuance of common stock for
   options exercised at $1.50 per
   share..........................      33,331        333           --           --        49,667           --              --
  Issuance of common stock for
   compensation to employees at
   $6.00 per share................      15,660        157           --           --        93,843           --              --
  Issuance of common stock for
   consulting services at $6.00
   per share......................       6,666         67           --           --        39,933           --              --
  Sale of common stock at $6.38
   per share, net of offering
   costs of approximately
   $422,000.......................     446,482      4,465           --           --     2,419,705           --              --
  Net loss........................          --         --           --           --            --           --      (5,114,456)
                                    ----------  ---------  -----------  -----------  ------------  ------------  -------------
Balance at December 31, 1994......   5,064,101     50,641    3,000,000    3,000,000    10,020,807           --     (12,778,752)
  Issuance of common stock for
   options exercised at $1.50 per
   share..........................      42,663        427           --           --        63,573           --              --
  Issuance of common stock for
   compensation to directors at
   $6.38 per share................      12,150        121           --           --        77,379           --              --
  Sale of common stock at $6.38
   per share, net of offering
   costs of approximately
   $180,000.......................     710,862      7,109           --           --     4,306,382           --              --
  Sale of common stock in
   connection with research
   agreement at $12.00 per share..     541,666      5,417           --           --     6,494,583           --              --
  Sale of common stock at $12.00
   per share......................       5,146         51           --           --        61,741           --              --
  Net loss........................          --         --           --           --            --           --      (7,708,219)
                                    ----------  ---------  -----------  -----------  ------------  ------------  -------------
Balance at December 31, 1995......   6,376,588  $  63,766    3,000,000  $ 3,000,000  $ 21,024,465   $       --   $ (20,486,971)
                                    ----------  ---------  -----------  -----------  ------------  ------------  -------------
Issuance of common stock for
 option exercised at $1.50 per
 share (unaudited)................      83,991        840           --           --       125,160           --              --
Net loss (unaudited)..............          --         --           --           --            --           --      (1,675,407)
                                    ----------  ---------  -----------  -----------  ------------  ------------  -------------
Balance at March 31, 1996
 (unaudited)......................   6,460,579  $  64,606    3,000,000  $ 3,000,000    21,149,625   $       --   $ (22,162,378)
                                    ----------  ---------  -----------  -----------  ------------  ------------  -------------
                                    ----------  ---------  -----------  -----------  ------------  ------------  -------------


                                       TOTAL
                                    ------------
Balance at January 1, 1993........  $  1,524,235
  Issuance of common stock at
   $.015 per share ($6.00 fair
   value) for research and
   development costs..............       400,000
  Sale of common stock at $6.00
   per share, net of offering
   costs of approximately
   $89,000........................     7,013,603
  Payment of stock subscription...       100,000
  Net loss........................    (6,238,856)
                                    ------------
Balance at December 31, 1993......     2,798,982
  Issuance of common stock for
   options exercised at $1.50 per
   share..........................        50,000
  Issuance of common stock for
   compensation to employees at
   $6.00 per share................        94,000
  Issuance of common stock for
   consulting services at $6.00
   per share......................        40,000
  Sale of common stock at $6.38
   per share, net of offering
   costs of approximately
   $422,000.......................     2,424,170
  Net loss........................    (5,114,456)
                                    ------------
Balance at December 31, 1994......       292,696
  Issuance of common stock for
   options exercised at $1.50 per
   share..........................        64,000
  Issuance of common stock for
   compensation to directors at
   $6.38 per share................        77,500
  Sale of common stock at $6.38
   per share, net of offering
   costs of approximately
   $180,000.......................     4,313,491
  Sale of common stock in
   connection with research
   agreement at $12.00 per share..     6,500,000
  Sale of common stock at $12.00
   per share......................        61,792
  Net loss........................    (7,708,219)
                                    ------------
Balance at December 31, 1995......  $  3,601,260
                                    ------------
Issuance of common stock for
 option exercised at $1.50 per
 share (unaudited)................       126,000
Net loss (unaudited)..............    (1,675,407)
                                    ------------
Balance at March 31, 1996
 (unaudited)......................  $  2,051,853
                                    ------------
                                    ------------


                            See accompanying notes.

                                 ENTREMED, INC.
                            STATEMENTS OF CASH FLOWS


                                                                                                THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                  ----------------------------------------  --------------------------
                                                      1993          1994          1995          1995          1996
                                                  ------------  ------------  ------------  ------------  ------------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss........................................  $ (6,238,856) $ (5,114,456) $ (7,708,219) $ (2,046,460) $ (1,675,408)
Adjustments to reconcile net loss to net cash
 used by operating activities:
  Depreciation and amortization.................        83,270       153,015       201,593        48,457        48,124
  Stock issued for compensation and consulting
   expense......................................       399,000       134,000        77,500            --            --
  Deferred revenue..............................            --            --     5,335,832            --    (1,092,500)
  Changes in assets and liabilities:
    Account receivable..........................            --            --    (2,500,000)           --     2,400,000
    Other assets................................        12,346            --            --        13,120       (44,665)
    Accounts payable............................        13,471       475,119      (183,796)       78,553     1,198,405
    Accrued liabilities.........................            --            --       341,776            --            --
    Deposits....................................        75,659            --            --            --            --
    Interest receivable.........................        20,050            --        (4,016)           --       (11,373)
                                                  ------------  ------------  ------------  ------------  ------------
Net cash used by operating activities...........    (5,635,060)   (4,352,322)   (4,439,330)   (1,906,330)      822,583
CASH FLOWS FROM INVESTING ACTIVITIES
Investments.....................................            --            --            --            --      (100,000)
Purchases of furniture and equipment............      (689,950)      (91,894)     (210,829)      (34,386)      (37,592)
                                                  ------------  ------------  ------------  ------------  ------------
Net cash used by investing activities...........      (689,950)      (91,894)     (210,829)      (34,386)     (137,592)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale lease-back...................            --            --       654,020            --            --
Payment of lease obligation.....................            --            --      (276,664)           --       (96,032)
Sales of common stock...........................     7,014,603     2,474,170    10,939,283     1,783,227       126,000
Repayment of note payable.......................            --            --      (510,000)           --            --
Proceeds from note payable......................            --            --       510,000            --            --
Sales of preferred stock........................       100,000            --            --            --            --
                                                  ------------  ------------  ------------  ------------  ------------
Net cash provided by financing activities.......     7,114,603     2,474,170    11,316,639     1,783,227        29,968
Net increase (decrease) in cash and cash
 equivalents....................................       789,593    (1,970,046)    6,666,480      (157,489)      714,959
Cash and cash equivalents at beginning of
 period.........................................     1,399,072     2,188,665       218,619       218,619     6,885,099
                                                  ------------  ------------  ------------  ------------  ------------
Cash and cash equivalents at end of period......  $  2,188,665  $    218,619  $  6,885,099  $     61,130  $  7,600,058
                                                  ------------  ------------  ------------  ------------  ------------
                                                  ------------  ------------  ------------  ------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 AND NONCASH INVESTMENT AND FINANCING ACTIVITIES
Interest paid...................................  $         --  $         --  $     65,754  $         --  $      9,547
                                                  ------------  ------------  ------------  ------------  ------------
                                                  ------------  ------------  ------------  ------------  ------------
Equipment purchased under capital lease.........  $         --  $         --  $    122,909  $         --  $         --
                                                  ------------  ------------  ------------  ------------  ------------
                                                  ------------  ------------  ------------  ------------  ------------


                            See accompanying notes.

                                 ENTREMED, INC.
                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    EntreMed, Inc. (the "Company") is engaged primarily in the research and development of biopharmaceutical products that address the role of blood and blood vessels in the prevention and treatment of a broad range of diseases. The Company's core technologies include (i) an antiangiogenesis program focused on the development of proprietary products intended to inhibit the abnormal growth the new blood vessels associated with cancer and certain causes of blindness and
(ii) a blood cell permeation device designed to enhance the ability of red blood cells to deliver oxygen to organs and tissues and which may also be used to deliver drugs, genes or other therapeutic agents that otherwise would not readily diffuse through blood cell membranes.

    The Company's strategy is to accelerate development of its antiangiogenesis and cell permeation technologies as well as other promising technologies which the Company perceives to have clinical and commercial potential. The principal elements of the Company's strategy are (i) to focus its resources on current core technologies, (ii) to broaden its product and technology portfolio through sponsored research collaborations with academic institutions, government organizations and private enterprises, (iii) to augment product development with its in-house research and development capabilities and (iv) to leverage its resources through corporate partnerships in order to minimize the cost to the Company of late-stage clinical trials and to accelerate effective product
commercialization.   All  of  the  Company's  product  candidiates  are  in  the development stage and require further research, development, testing and regulatory clearances.

    The Company was organized in September 1991 as a Delaware corporation and from inception through December 1995 was in the development stage. In December 1995, the Company and Bristol-Myers Squibb Company ("Bristol-Myers") entered into a collaboration to develop and commercialize certain antiangiogenesis therapeutics (see Note 6). The Company received approximately 50% of its revenues from Bristol-Myers in 1995 and expects this concentration to increase in future years.

    RESEARCH AND DEVELOPMENT

    Research and development expenses consist of independent proprietary research and development costs, the costs associated with work performed under collaborative research agreements and the Company's sponsored funding of research programs performed by others. Research and development costs are expensed as incurred.

    PATENT COSTS


    Costs incurred in filing, prosecuting and maintaining patents are expensed as incurred. Such costs aggregated approximately $356,400, $455,800 and $454,600 in 1993, 1994 and 1995, respectively, and $100,555 (unaudited) and $109,834
(unaudited) for the three months ended March 31, 1995 and 1996, respectively.


    FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost and are depreciated over their expected useful lives of five years. Depreciation is provided on a straight-line basis. Amortization associated with capital leases is included in depreciation expense.

    CASH EQUIVALENTS

    Cash equivalents include cash and short-term investments with original maturities of less than 90 days.

                                 ENTREMED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Income taxes have been provided using the liability method in accordance with FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES.

    REVENUE RECOGNITION


    Revenues related to grants received for specific project proposals are recognized in revenue as earned in accordance with specified provisions, including performance requirements, in the contracts. Revenue from the collaborative research and development agreement mentioned in Note 6 is recorded when earned as defined under the terms of the agreement. Nonrefundable fees received upon contract signing are recorded as deferred revenue and recognized over the term of the agreement. Other periodic research funding payments received which are related to future performance are deferred and recognized as income when earned.



    UNAUDITED INTERIM FINANCIAL STATEMENTS



    The accompanying unaudited financial statements as of March 31, 1996 and for the three month periods ended March 31, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, such financial statements do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.



    PRO FORMA BALANCE SHEET (UNAUDITED)



    The March 31, 1996 unaudited pro forma balance sheet reflects the automatic conversion of 3,000,000 outstanding shares of preferred stock into 2,000,000 shares of common stock upon the effective date of a public offering of the Company's common stock.



    PRO FORMA NET LOSS PER SHARE



    Pro forma net loss per share and weighted average shares outstanding for the year ended December 31, 1995 and the three month period ended March 31, 1996 give effect to the automatic conversion of 3,000,000 outstanding shares of preferred stock into 2,000,000 shares of common stock upon the effective date of a public offering of the Company's common stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and convertible preferred stock issued for consideration below the assumed initial public offering price of $15.00 and stock options and warrants issued with exercise prices below the assumed initial public offering price during the twelve-month period preceding the initial filing of the registration statement, have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods prior to the effective date of the initial public offering.

                                 ENTREMED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    HISTORICAL NET LOSS PER SHARE



    The historical net loss per share amounts as required by generally accepted accounting principles, which do not give effect to the pro forma conversion of preferred stock described above, are as follows:



                                                                                                     THREE MONTH
                                                                                                     PERIOD ENDED
                                                               YEAR ENDED DECEMBER 31,                MARCH 31,
                                                        -------------------------------------  ------------------------
                                                           1993         1994         1995         1995         1996
                                                        -----------  -----------  -----------  -----------  -----------
                                                                                                     (UNAUDITED)
Net loss per share....................................      $(1.04)      $(0.76)      $(1.06)      $(0.29)      $(0.23)
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------
Weighted average common and common equivalent shares
 outstanding during the period........................    5,982,052    6,713,929    7,271,943    7,152,183    7,312,035
                                                        -----------  -----------  -----------  -----------  -----------
                                                        -----------  -----------  -----------  -----------  -----------


    STOCK BASED COMPENSATION

    The Company accounts for stock options in accordance with APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Under APB No. 25, no compensation expense is recognized for stock or stock options issued at fair market value.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION ("SFAS 123"), which provides an alternative to APB No. 25 in accounting for stock based compensation issued to employees. SFAS 123 provides for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock based compensation arrangements under APB No. 25, SFAS 123 requires disclosure of the pro forma effect on net income and earnings per share as if the fair value based method prescribed by SFAS 123 had been applied. The disclosure requirements are effective for fiscal years beginning after December 31, 1995, or upon initial adoption of the statement, if earlier. The Company plans to continue to account for stock based compensation arrangements under APB No. 25 and plans to adopt the pro forma disclosure requirements of SFAS 123 in 1996.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.


2.  RELATED PARTY TRANSACTIONS

    During 1995, the Company borrowed approximately $510,000 from related parties, of which $162,916 was borrowed from a director of the Company, and issued its notes payable at 9% interest. Upon receipt of proceeds from the collaborative research and development agreement mentioned in Note 6, the Company paid the notes and accrued interest.

                                 ENTREMED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

3.  FURNITURE AND EQUIPMENT
    Furniture and equipment are summarized as follows:

                                                                        DECEMBER 31,
                                                                 --------------------------
                                                                     1994          1995
                                                                 ------------  ------------
Furniture and equipment........................................  $    840,369  $    941,226
Less: accumulated depreciation.................................      (235,363)     (186,827)
                                                                 ------------  ------------
                                                                 $    605,006  $    754,399
                                                                 ------------  ------------
                                                                 ------------  ------------

4.  OPERATING LEASE
    The Company leases its primary facilities through March 31, 2003. The lease agreement provides for escalation of the lease payments over the term of the lease, however, rent expense is recognized under the straight-line method. The future minimum payments under the lease as of December 31, 1995 are as follows:

1996...........................................................  $  215,400
1997...........................................................     221,100
1998...........................................................     227,000
1999...........................................................     233,200
Thereafter.....................................................     723,600
                                                                 ----------
    Total minimum payments.....................................  $1,620,300
                                                                 ----------
                                                                 ----------

    Rental expense for the years ended December 31, 1993, 1994 and 1995 was $158,000, $187,000, and $210,000, respectively.

5.  SPONSORED RESEARCH PROGRAM AGREEMENTS

    During 1994 and 1995, the Company entered into several agreements to sponsor external research programs. The Company's primary external research program agreement was entered into in September 1993 with the Children's Hospital in Boston, Massachusetts, an entity affiliated with Harvard Medical School
("Children's Hospital"). Under this sponsored research agreement the Company agreed to pay Children's Hospital $11,000,000 to support research on the role of angiogenesis in pathological conditions. In accordance with the terms of this sponsored research agreement, $4,000,000 has been paid as of December 31, 1995, $1,000,000 is due on April 1, 1996 and the remainder is due in equal semi-annual payments until April 1, 1999. This sponsored research agreement gives the Company an exclusive option to negotiate an exclusive, worldwide, royalty-bearing license to any technology resulting from the research at Children's Hospital in areas covered by the agreement. Amounts due under the sponsored research agreement with Children's Hospital, which is cancelable by the Company upon six months' notice, are paid in advance each six months and are expensed as incurred as research and development costs. As of December 31, 1995, the Company's total commitments for external research programs are as follows:


1996...........................................................  $2,304,000
1997...........................................................   2,188,000
1998...........................................................   2,000,000
1999...........................................................   1,000,000
                                                                 ----------
    Total commitments..........................................  $7,492,000
                                                                 ----------
                                                                 ----------

                                 ENTREMED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


6.  COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT

    In December 1995, the Company and Bristol-Myers entered into a collaboration to develop and commercialize certain antiangiogenesis therapeutics. This collaboration provides for Bristol-Myers to fund Company research, provide milestone payments to the Company, and pay the Company royalties on net sales of any products developed under the collaboration. In return, the Company granted Bristol-Myers exclusive worldwide rights to antiangiogenic applications of thalidomide, thalidomide analogs and Angiostatin protein.


    Bristol-Myers is obligated under the Bristol-Myers collaboration to fund $18.35 million in ten semi-annual payments of $1.835 million over five years for costs to be incurred by the Company related to specified research and development. The Company may receive an additional $32 million if the Company attains certain late-stage clinical development and regulatory filing milestones under the Bristol-Myers collaboration, a portion of which will be credited against royalties. In addition to this funding, Bristol-Myers has committed to fund $730,000 for clinical studies and ophthalmological trials. Bristol-Myers may terminate this collaboration for any reason with six months notice, in which event Bristol-Myers would have no further funding obligation to the Company. In the event Bristol-Myers were to terminate the Bristol-Myers collaboration or otherwise fail to conduct its collaborative activities successfully and in a timely manner, the preclinical and clinical development or commercialization of the Company's licensed antiangiogenesis product candidates would be delayed or terminated.


    The Company received a non-refundable, non-creditable licensing fee of $1 million in 1995 under the Bristol-Myers collaboration and an additional $2.5 million on March 31, 1996 in recognition of certain research and development efforts of the Company. These amounts were recorded as deferred revenue and are being recognized over five years, the initial term of the collaboration agreement.

    Concurrent with the signing of the Bristol-Myers collaboration, the Company issued Bristol-Myers 541,666 shares of common stock for aggregate cash proceeds of $6,500,000. Bristol-Myers also agreed to purchase $5,000,000 (333,333 shares, assuming an initial public offering price of $15.00 per share) of additional common stock of the Company at the initial public offering price if and when the Company completes an initial public offering in the future and was granted the right to purchase an additional $10,000,000 of Company common stock at 150% of the initial public offering price (444,444 shares, assuming an initial public offering price of $15.00 per share) from the Company at any time up to one year from the effective date of the initial public offering.


    During 1995, the Company recognized approximately $347,000 in revenue and incurred costs of approximately $500,000 related to the above described collaborative research and development agreement. For the three month period ended March 31, 1996, the Company recognized $1,092,500 (unaudited) in revenue and incurred costs of $1,351,930 (unaudited) under this agreement.


7.  SALE-LEASEBACK AGREEMENT
    During 1995, the Company entered into a sale-leaseback agreement which is accounted for as a capital lease. The lessor agreed to purchase the Company's equipment and also assumed and exercised the Company's purchase option on other leased equipment. The Company agreed to lease-back the equipment over an initial term of two years with annual renewal options in years three and four. The Company has the option to purchase the equipment at fair market value at the end of years two and

                                 ENTREMED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

7.  SALE-LEASEBACK AGREEMENT (CONTINUED)
three. If the option is not exercised the Company must purchase all equipment at fair market value at the end of year four. In connection with the agreement, the Company granted the lessor warrants for 33,334 shares of common stock at an exercise price of $6.38 per share.

    Capitalized leased furniture and equipment with a cost of $776,929 is included in furniture and equipment (see Note 3).

    Future minimum payments under this lease agreement as of December 31, 1995 are as follows:

1996.............................................................  $ 422,314
1997.............................................................    105,570
                                                                   ---------
Total minimum lease payments.....................................    527,884
Less amount representing interest................................     27,619
                                                                   ---------
Present value of net minimum lease payments......................  $ 500,265
                                                                   ---------
                                                                   ---------

8.  INCOME TAXES
    At December 31, 1995, the Company has net operating loss carryforwards of approximately $17,100,000 for income tax purposes that expire in years 2006 through 2010. The Company also has research and development tax credit carryforwards of approximately $1,239,000 that expire in years 2007 through 2010. The utilization of the net operating loss and research and development carryforwards may be limited in future years due to changes in ownership of the Company pursuant to Internal Revenue Code Section 382. For financial reporting purposes, a valuation allowance has been recognized to reduce the net deferred tax assets to zero due to uncertainties with respect to the Company's ability to generate taxable income in the future sufficient to realize the benefit of deferred income tax assets.

    Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1994 and 1995 are as follows:

                                                                  1994            1995
                                                             --------------  --------------
Deferred income tax assets (liability):
  Research and development credit carryforwards............  $    1,119,000  $    1,239,000
  Net operating loss carryforwards.........................       4,337,000       5,819,000
  Deferred revenues........................................              --         976,000
  Other....................................................          11,000         160,000
  Depreciation.............................................         (27,000)        (24,000)
  Valuation allowance for deferred income tax assets.......      (5,440,000)     (8,170,000)
                                                             --------------  --------------
    Net deferred income taxes..............................  $           --  $           --
                                                             --------------  --------------
                                                             --------------  --------------

                                 ENTREMED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

8.  INCOME TAXES (CONTINUED)
    A reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                                                     1993            1994            1995
                                                --------------  --------------  --------------
Tax at statutory rate.........................  $   (2,121,000) $   (1,739,000) $   (2,621,000)
Tax credits...................................        (791,000)       (287,000)       (120,000)
Other.........................................           2,000           2,000          11,000
Valuation allowance...........................       2,910,000       2,024,000       2,730,000
                                                --------------  --------------  --------------
                                                $           --  $           --  $           --
                                                --------------  --------------  --------------
                                                --------------  --------------  --------------

9.  CONVERTIBLE PREFERRED STOCK
    The preferred stock has certain preferential rights in the event of liquidation or dissolution of the Company but does not have any preferences in regard to voting rights or dividend distributions. The preferred stock is convertible into the Company's common stock at the option of the preferred stockholder. Upon the effective date of a public offering of the Company's common stock, the preferred stock will automatically be converted into common stock. See Note 13.

10. STOCK OPTIONS AND WARRANTS
    The Company adopted an incentive and nonqualified stock option plan on December 2, 1992, whereby 1,233,333 shares of the Company's common stock were reserved for grants to various executive, scientific and administrative personnel of the Company as well as outside directors and consultants. These options vest over periods varying from vesting immediately through four years and generally expire 10 years from the date of grant. Stock option activity is as follows:

                                                            NUMBER OF     EXERCISE PRICE
                                                             OPTIONS        PER SHARE
                                                           -----------  ------------------
Outstanding at December 31, 1992.........................      333,337        $1.50
  Granted................................................      207,343    $1.50 - $ 6.00
                                                           -----------
Outstanding at December 31, 1993.........................      540,680    $1.50 - $ 6.00
  Granted................................................       63,340    $6.00 - $ 6.38
                                                           -----------
Outstanding at December 31, 1994.........................      604,020    $1.50 - $ 6.38
  Granted................................................      436,343    $6.00 - $12.00
                                                           -----------
Outstanding at December 31, 1995.........................    1,040,363    $1.50 - $12.00
                                                           -----------
                                                           -----------
Exercisable at December 31, 1995.........................      684,559
                                                           -----------
                                                           -----------

    The Company also granted 83,334 and 50,000 options to purchase common stock at $6.00 and $6.38 per share during 1993 and 1995, respectively, to Children's Hospital in connection with a sponsored research agreement (see Note 5). These options are not covered by the incentive and nonqualified stock option plan and are included in the table below.

                                 ENTREMED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

10. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The Company also has granted warrants to various executive, scientific and administrative personnel of the Company as well as outside directors, consultants, and certain third parties. Warrants granted generally expire after 10 years from the date of grant. Stock warrant activity is as follows:

                                                             NUMBER OF    EXERCISE PRICE
                                                             WARRANTS        PER SHARE
                                                            -----------  -----------------
Outstanding at December 31, 1992..........................      600,000        $1.50
  Granted.................................................       83,334        $6.00
                                                            -----------
Outstanding at December 31, 1993..........................      683,334    $1.50 - $6.00
  Exercised...............................................      (33,331)       $1.50
  Granted.................................................       44,648        $7.65
                                                            -----------
Outstanding at December 31, 1994..........................      694,651    $1.50 - $7.65
  Exercised...............................................      (42,663)       $1.50
  Granted.................................................      706,669        $6.38
                                                            -----------
Outstanding at December 31, 1995..........................    1,358,657    $1.50 - $7.65
                                                            -----------
                                                            -----------
Exercisable at December 31, 1995..........................      980,879
                                                            -----------
                                                            -----------

    The Company also granted warrants to Bristol-Myers in connection with the Bristol-Myers collaboration described in Note 6.

                                 ENTREMED, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

11. FINANCIAL INSTRUMENTS
    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and account receivable.

    The Company maintains cash and cash equivalents with various financial institutions. The Company's policy is to limit exposure to any one institution. The account receivable is due from Bristol-Myers.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        CASH AND CASH EQUIVALENTS: The carrying amount reported in the balance sheet for cash and cash equivalents approximates their fair values.

        ACCOUNT RECEIVABLE AND ACCOUNTS PAYABLE: The carrying amounts reported in the balance sheet for the account receivable and accounts payable approximate their fair values.

        CAPITAL LEASE PAYABLE: The fair value of the Company's capital lease is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount reported in the balance sheet for the capital lease payable approximates its fair value.

12. COMMITMENTS AND CONTINGENCIES

    The Company is a party to certain litigation initiated in August 1995 in the United States District Court for the Eastern District of Tennessee by Bolling, McCool & Twist, a consulting firm. The suit relates to a claim for services rendered in the approximate amount of $50,000 and seek a finder's fee in an unspecified amount in connection with the Bristol-Myers collaboration. Due to the lack of discovery and early stage of the proceedings, the Company is unable to predict with certainty the eventual outcome of the lawsuit. The Company intends to contest the action vigorously and believes that this proceeding will not have a material adverse effect on the Company or on its financial statements.


    The Company is obligated to make annual license agreement payments of $40,000 to a director of the Company for certain rights to technologies. The payments began on June 4, 1992 and conclude on June 4, 1996.

    In May 1994, the Company entered into a license agreement, which was amended in 1995, whereby the Company gained the rights to make, use, lease and sell licensed products developed by Children's Hospital. In consideration for receiving the rights, the Company must pay a royalty on any sublicensing fees, as defined in the agreement, to Children's Hospital. The Company is also required to pay certain amounts upon the attainment of certain milestones. The milestone payments aggregate $2,650,000, of which $290,000 has been paid to date, and are based upon license fees and achievement of regulatory approvals.

    In addition, the license agreement requires the Company to pay Children's Hospital a specified percentage of the royalty income received on the first $100 million in net sales of the licensed products, and an increased percentage thereafter, with a minimum payment based on a percentage of net sales of the licensed products by any sublicensees.

13. SUBSEQUENT EVENT
    On March 29, 1996, the Company's Board of Directors declared a two-for-three reverse stock split of the common stock to be effective, subject to stockholder approval, retroactively to the date of inception (September 18, 1991). Upon such effectiveness, the conversion ratio of the convertible preferred stock, previously one-for-one, will be adjusted to reflect the reverse stock split. All common stock, option information, weighted average shares and earnings per share information has been retroactively restated to reflect the reverse stock split.

                        IHP-TREATED RED BLOOD CELLS


Organs and tissues in the body require oxygen to function properly. Inositol hexophosphate (IHP), a naturally occurring plant chemical, may enhance the oxygen releasing capabilities of red blood cells. This schematic illustrates IHP-treated red blood cells. EntreMed is developing a cell permeation technology to deliver IHP into red blood cells and which may also be used to deliver drugs, genes or other therapeutic agents that otherwise would not readily diffuse through blood cell membranes.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         14
Dividend Policy................................         14
Capitalization.................................         15
Dilution.......................................         16
Selected Financial Data........................         17
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         18
Business.......................................         21
Management.....................................         35
Certain Transactions...........................         43
Principal Stockholders.........................         45
Description of Capital Stock...................         47
Shares Eligible for Future Sale................         48
Underwriting...................................         50
Legal Matters..................................         51
Experts........................................         51
Additional Information.........................         51
Index to Financial Statements..................        F-1


                            ------------------------

    UNTIL              , 1996 (25 DAYS AFTER  THE DATE OF THIS PROSPECTUS),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                3,200,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                              P R O S P E C T U S
                             ---------------------

                                ALLEN & COMPANY
                                  INCORPORATED

                            DILLON, READ & CO. INC.

VOLPE, WELTY & COMPANY

                                          , 1996

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:


                                                                                     AMOUNT
                                                                                   -----------
SEC Registration Fee.............................................................  $    22,207
NASD Filing Fee..................................................................        6,940
Nasdaq Listing Fee...............................................................       47,500
Reimbursement of Underwriters' Expenses..........................................      200,000
Printing and Engraving Expenses..................................................      130,000
Accounting Fees and Expenses.....................................................       90,000
Legal Fees and Expenses..........................................................      310,000
Blue Sky Fees and Expenses.......................................................       40,000
Transfer Agent's Fees and Expenses...............................................       10,000
Travel and Miscellaneous Expenses................................................      143,353
                                                                                   -----------
    Total........................................................................    1,000,000
                                                                                   -----------
                                                                                   -----------


- ------------------------
 *  To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation and By-Laws of the Registrant provides that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The Company's Restated Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and directors of the Company are to be indemnified against certain liabilities. The Company's Restated Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

    In accordance with Section 102(a)(7) of the GCL, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

    The Registrant also intends to enter into indemnification agreements with each of its executive officers and directors, the form of which is filed as
Exhibit 10.16 hereto and reference is hereby made to such form.

    Reference is made to Section 6 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Registrant, its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    The following discussion gives retroactive effect to the two-for-three reverse stock split effected in April 1996. Since March 1993, the Registrant has sold and issued the following unregistered securities:

    In March through October 1993, the Registrant issued an aggregate of 1,183,696 shares of Common Stock to 77 accredited investors for a purchase price of $6.00 per share. The shares were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act.


    In April 1994, the Registrant issued 33,331 shares of Common Stock to Samuel
R. Dunlap, Jr., a director of the Registrant, upon the exercise of options exercisable at $1.50 per share.


    In May 1994, the Registrant issued 15,660 shares of Common Stock valued at $6.00 per share to 18 employees in consideration for services rendered.


    In May 1994, the Registrant issued 6,666 shares of Common Stock valued at $6.00 per share to Bolling, McCool & Twist, an independent consultant, in consideration for consulting services rendered.


    In September through November 1994, the Registrant issued an aggregate of 446,482 shares of Common Stock to 35 accredited investors for a purchase price of $6.375 per share. The shares were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. Josephthal Lyon and Ross Incorporated acted as the Registrant's placement agent in connection with this private placement. In connection therewith, the Registrant paid sales commissions in the amount of approximately $228,000 and a non-accountable expense allowance in the aggregate amount of approximately $31,000.


    In May through November 1995, the Registrant issued an aggregate of 42,663 shares of Common Stock to Samuel R. Dunlap, Jr., a director of the Registrant, upon the exercise of options exercisable at $1.50 per share.


    In May and November 1995, the Registrant issued 12,150 shares of Common Stock valued at $6.375 per share to ten directors of the Registrant in consideration for services rendered.

    In December 1994 through September 1995, the Registrant issued an aggregate of 710,862 shares of Common Stock to 34 accredited investors for a purchase price of $6.375 per share. The shares were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. In connection therewith, the Registrant paid an aggregate of approximately $175,000 in sales commissions.

    In December 1995, the Registrant issued to Bristol-Myers Squibb Company 541,666 shares of Common Stock at a purchase price of $12.00 per share and a warrant to purchase 444,444 shares of Common Stock at an exercise price of $22.50 (assuming an initial public offering price of $15.00 per share).

    In December 1995, the Registrant issued 5,149 shares of Common Stock valued at $12.00 per share to eight accredited investors.

    In January through March 1996, the Registrant issued an aggregate of 84,000 shares of Common Stock to Samuel R. Dunlap, Jr., a director of the Registrant, upon the exercise of stock options exercisable at $1.50 per share.


    Except as otherwise noted above, (i) the above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to
Section 4(2) thereof, (ii) the sale of securities was without the use of an underwriter and (iii) the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

    The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Except as otherwise indicated, the sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS


    1.1.   Revised Form of Underwriting Agreement
    3.1.*  Amended and Restated Certificate of Incorporation of the Registrant
    3.2*   Form of Certificate of Amendment to the Amended and Restated Certificate of
            Incorporation of the Registrant
    3.3*   By-laws of the Registrant
    5.1    Opinion of Bachner, Tally, Polevoy & Misher LLP
   10.1*   Research Collaboration and License Agreement, dated December 7, 1995, between the
            Registrant and Bristol-Myers Squibb Company ("BMS")
   10.2*   Restricted Stock Purchase Agreement, dated December 7, 1995, between the
            Registrant and BMS
   10.3*   Warrant to Purchase Common Stock, dated December 7, 1995, issued by the Registrant to BMS
   10.4*   Registration Rights Agreement, dated December 7, 1995, between the Registrant and
            BMS
   10.5*   Research Agreement, dated September 29, 1993, between the Registrant and
            Children's Hospital
   10.6*+  Amendment to Research Agreement, dated August 23, 1995, between the Registrant and
            Children's Hospital
   10.7*+  License Agreement, dated May 26, 1994, between Children's Medical Center
            Corporation ("CMCC") and the Registrant
   10.8*+  Amendment to License Agreement, dated August 23, 1995, between CMCC and the
            Registrant
   10.9*+  License Agreement, dated May 26, 1994, between CMCC and the Registrant
  10.10*+  Amendment to License Agreement, dated August 23, 1995, between CMCC and the
            Registrant
   10.11*  Sponsored Research Agreement, dated November 5, 1992, between the Registrant and
            CBR Laboratories, Inc. ("CBRL")
  10.12*+  Licensing Agreement, dated November 5, 1992, between the Registrant and CBRL
   10.13*  Employment Agreement, dated as of January 1, 1996, between the Registrant and John
            W. Holaday, Ph.D.
   10.14*  1992 Stock Incentive Plan
   10.15*  Amended and Restated 1996 Stock Option Plan
   10.16*  Form of Stock Option Agreement

   10.17*  Consulting Agreement between the Registrant and Samuel R. Dunlap, Jr.
   10.18*  Consulting Agreement between the Registrant and Steve Gorlin (superseded by
            Exhibit 10.18a)
  10.18(a)* Termination Agreement dated May 15, 1996 effective August 1, 1996, between the
            Registrant and Steve Gorlin
   10.19*  Master Equipment Lease Agreement, dated April 10, 1995, between the Registrant and
            MMC/GATX Partnership No. 1
   10.20*  Lease between the Registrant and Red Gate III Limited Partnership
   10.21*  Form of Indemnification Agreement
   10.22*  Research and License Agreement, dated August 1993, between the Registrant and
            Innovative Therapeutics, Inc.
   11.1    Computation of per share data
   23.1    Consent of Bachner, Tally, Polevoy & Misher LLP (Exhibit 5.1)
   23.2    Consent of Ernst & Young LLP
   23.3*   Consent of Jones & Askew
   23.4*   Consent of Arnold & Porter
   24.1*   Power of Attorney


- ------------------------

 *  Previously filed.

 +  Confidential treatment has been requested.

ITEM 17.  UNDERTAKINGS

    UNDERTAKINGS REQUIRED BY REGULATION S-K, ITEM 512(F).
    The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    UNDERTAKING REQUIRED BY REGULATION S-K, ITEM 512(H).

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    UNDERTAKINGS REQUIRED BY REGULATION S-K, ITEM 512(I).

    The undersigned registrant hereby undertakes that:

    (1)For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2)For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 6th day of June, 1996.


                                          ENTREMED, INC.

                                          By:     /s/ JOHN W. HOLADAY, PH.D.

                                             -----------------------------------
                                             John W. Holaday, Ph.D., Chairman of
                                                             the
                                              Board and Chief Executive Officer


                                   SIGNATURE



    Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                         TITLE                         DATE
- ------------------------------------------------------  --------------------------------------  -----------------
              /s/ JOHN W. HOLADAY, PH.D.                Chairman of the Board and Chief
     -------------------------------------------         Executive Officer (principal             June 6, 1996
                John W. Holaday, Ph.D.                   executive officer)

                  /s/ JOHN C. THOMAS
     -------------------------------------------        Chief Financial Officer (principal        June 6, 1996
                    John C. Thomas                       accounting and financial officer)

                /s/ CARL ALVING, M.D.
     -------------------------------------------        Director                                  June 6, 1996
                  Carl Alving, M.D.

                 /s/ DONALD S. BROOKS
     -------------------------------------------        Director                                  June 6, 1996
                   Donald S. Brooks

                /s/ BART CHERNOW, M.D.
     -------------------------------------------        Director                                  June 6, 1996
                  Bart Chernow, M.D.

     -------------------------------------------        Executive Advisor and Director               , 1996
                Samuel R. Dunlap, Jr.

                /s/ MARK C.M. RANDALL
     -------------------------------------------        Director                                  June 6, 1996
                  Mark C.M. Randall

             /s/ LEON E. ROSENBERG, M.D.
     -------------------------------------------        Director                                  June 6, 1996
               Leon E. Rosenberg, M.D.

                /s/ WENDELL M. STARKE
     -------------------------------------------        Director                                  June 6, 1996
                  Wendell M. Starke

                                                                    EXHIBIT 11.1

                                 ENTREMED, INC.
                     COMPUTATION OF EARNINGS PER SHARE (1)


                                                                                YEAR ENDED
                                                                               DECEMBER 31,
                                                                              --------------
                                                                                   1995
                                                                              --------------   THREE MONTH
                                                                                               PERIOD ENDED
                                                                                                MARCH 31,
                                                                                              --------------
                                                                                                   1996
                                                                                              --------------
                                                                                               (UNAUDITED)
Weighted average common and common equivalent shares outstanding during the
 period.....................................................................       5,485,763       6,438,017
Effect of common stock issued and stock options and warrants granted subsequent to April 12, 1995 computed in accordance with the treasury stock
 method as required by the SEC (2)..........................................       1,786,180         874,018
Conversion of preferred stock (3)...........................................       2,000,000       2,000,000
                                                                              --------------  --------------
Pro forma weighted average number of shares outstanding (3).................       9,271,943       9,312,035
                                                                              --------------  --------------
                                                                              --------------  --------------
Pro forma net loss per share (3)............................................  $        (0.83) $        (0.18)
                                                                              --------------  --------------
                                                                              --------------  --------------


- ------------------------------
(1) All share information has been adjusted to reflect a two-for-three reverse stock split.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common and Preferred Stock issued and stock options and warrants grants at prices below the assumed initial public offering price of $15.00 per share during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.


(3) Pro forma net loss per share and weighted average shares outstanding for the year ended December 31, 1995 and the three month period ended March 31, 1996 give effect to the automatic conversion of 3,000,000 outstanding shares of Preferred Stock into 2,000,000 shares of Common Stock on the date of this Prospectus.